Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.,

PROJECT 8 BUYER, LLC,

and

PROJECT 8 MERGERSUB, INC.

December 31, 2020

TABLE OF CONTENTS

i

Exhibit A – Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B – Form of Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated December 31, 2020, is entered into by and among Alaska Communications Systems Group, Inc., a Delaware corporation (the “Company”), Project 8 Buyer, LLC, a Delaware limited liability company (“Parent”), and Project 8 MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to the Company’s willingness to enter into this Agreement, (i) each of ATN International, Inc. and Freedom 3 Investments IV, LP (each, an “Equity Investor”) is entering into an equity financing commitment letter in favor of Parent (collectively, the “Equity Commitment Letters”), pursuant to which the Equity Investors have committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein, and (ii) each of ATN International, Inc. and Freedom 3 Investments IV, LP (each, a ”Guarantor”) is entering into a guarantee in favor of the Company (collectively, the “Guarantees”) with respect to the obligations of Parent to pay the Parent Termination Fee pursuant to Section 9.04(c);

WHEREAS, (i) the Boards of Directors of each of the Company, Parent and Merger Sub have (A) determined that this Agreement and the Merger are advisable and in the best interests of their respective stockholders, (B) approved the Merger on the terms and subject to the conditions set forth herein, and (C) adopted and approved this Agreement, and (ii) the Company Board has recommended that the stockholders of the Company adopt this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is terminating that certain Amended and Restated Agreement and Plan of Merger, dated December 10, 2020, by and among the Company, Juneau Parent Co, Inc. and Juneau Merger Co, Inc., as amended by that certain Amendment No. 1 to Amended and Restated Merger Agreement, dated December 21, 2020, by and among the Company, Juneau Parent Co, Inc. and Juneau Merger Co, Inc. (as amended, the “Macquarie/GCM Merger Agreement”), in accordance with its terms, and the Company will pay in full the Company Termination Fee (as defined in the Macquarie/GCM Merger Agreement) to Juneau Parent Co, Inc. pursuant to Section 9.04(b) of the Macquarie/GCM Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01        Definitions.

(a)               As used herein, the following terms have the following meanings:

“2018 Cash Awards” means the cash awards granted to certain employees of the Company in 2018 in lieu of any Company RSU Awards or Company PSU Awards for 2018.

“Acceptable Confidentiality Agreement” means a confidentiality agreement (i) containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement (including with regard to any standstill obligations), and (ii) that does not restrict the Company or its Representatives from providing the information or access required to be provided to Parent pursuant to Section 6.02 and Section 6.03. An Acceptable Confidentiality Agreement may not include any provisions granting exclusivity to any Third Party or prohibiting the Company from satisfying its obligations hereunder or requiring the Company or its Subsidiaries to pay or reimburse the fees and expenses of the Third Party or its Affiliates.

“Acquisition Proposal” means any offer or proposal from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of the outstanding shares of any class of voting or equity securities of the Company or any of its Subsidiaries after giving effect to such transactions, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of the outstanding shares of any class of voting or equity securities of the Company or any of its Subsidiaries, (ii) any acquisition or purchase by any Third Party, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, business combination, “dual listed” or “dual headed” structure, joint venture, liquidation, dissolution, recapitalization, exclusive license, extraordinary dividend or reorganization) of the consolidated assets (including the equity interests of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any merger, amalgamation, consolidation, share exchange, business combination, “dual listed” or “dual headed” structure, joint venture, recapitalization, reorganization or other similar transaction involving the Company, or (iv) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” means the sum of the aggregate per share Merger Consideration plus (i) the aggregate RSU Award Payments and (ii) the aggregate PSU Award Payments.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), self-regulatory authority, constitution, treaty, convention, ordinance, code, rule, regulation, interpretation, guidance, guideline, advisory, bulletin, published opinion, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon and applicable to such Person (including any applicable Order).

“Burdensome Condition” means any Remedy Actions or undertakings necessary to obtain the Communications Consents that would impose requirements on the Company and its Subsidiaries (or their assets and businesses) that individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Anchorage, Alaska or Boston, Massachusetts are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (and any similar or conforming legislation in any U.S. jurisdiction) and the Health and Economic Recovery Omnibus Emergency Solutions Act.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means each Contract to which the Company or any of its Subsidiaries is a party or otherwise bound that constitutes a collective bargaining agreement or other labor agreement with any labor organization, works council, trade union, employee association or other employee representative body representing any employee of the Company or its Subsidiaries.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019.

“Company Balance Sheet Date” means December 31, 2019.

“Company Board” means the Board of Directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub prior to or simultaneously with the execution of this Agreement.

“Company Employee Plan” means each domestic and foreign (i) “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment, Independent Contractor, severance, termination pay or similar contract, plan, arrangement, or policy and (iii) other plan, agreement, arrangement, or policy providing for compensation (including variable cash compensation and sales commissions), bonuses or incentive compensation, profit-sharing, stock option, stock purchase or other equity-related compensation, deferred compensation, savings, retirement, life insurance, health or medical benefits, employee assistance program, disability or sick leave benefits, vacation or other paid time-off, retention, change of control compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), fringe, welfare or other employee benefits, which, in each case of clauses (i) through (iii), is entered into, maintained, contributed to or required to be contributed to by the Company or any Subsidiary of the Company or with respect to which the Company or any Subsidiary of the Company has or would reasonably be expected to have any liability (including any liability that could be jointly and severally owed by the Company or any Subsidiary of the Company with any ERISA Affiliate), but in any case other than any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under Applicable Law.

“Company Equity Awards” means the Company RSU Awards and the Company PSU Awards.

“Company Financial Advisor” means B. Riley Securities, Inc.

“Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries or used in or necessary for the business of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means, with respect to the Company, any effect that, (1) would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (2) would reasonably be expected to prevent or materially delay the Company from consummating the Merger; provided that in no event shall any effect to the extent arising out of or relating to any of the following (alone or in combination) be taken into account in determining whether a Company Material Adverse Effect has occurred:

(i)       changes in the Company’s stock price or trading volume, or any change in the credit rating of the Company or any of its Subsidiaries (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect);

(ii)       general business, economic or political conditions in the United States or any other country or region in the world, or changes therein;

(iii)      conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country or region in the world, or changes therein, and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iv)        general conditions in any industry, location or market in which the Company operates;

(v)         changes in political conditions in the United States or any other country or region in the world;

(vi)        acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world;

(vii)       earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, outbreaks, epidemics, pandemics or disease outbreaks (including the coronavirus (COVID-19 pandemic), other public health conditions or other natural or man-made disasters or acts of God in the United States or any other country or region in the world, or changes therein;

(viii)       any COVID-19 Measures or changes therein;

(ix)         changes or proposed changes in GAAP or other accounting standards, regulations or principles (or the enforcement or interpretation of any of the foregoing);

(x)          any Stockholder Litigation or any demand or Proceeding, including for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(xi)         changes or proposed changes in Applicable Law (or the enforcement thereof);

(xii)        any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, EBITDA, free cash flow, earnings or other financial operating metrics for any period (provided that the exception in this clause (xii) shall not prevent or otherwise affect a determination that any effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect);

(xiii)       the announcement and performance of this Agreement, including any resulting impact on relationships, contractual or otherwise, with Third Parties, including Governmental Authorities and employees of the Company or its Subsidiaries; or

(xiv)       any action taken by the Company or any of its Subsidiaries that is required by this Agreement to be taken by the Company or any of its Subsidiaries, or that is taken or not taken with the prior written consent or at the request of Parent;

provided, that any effect referred to in clause (ii), (iii), (iv), (v), (vi) or (vii) may be taken into account to the extent such effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries or geographic locations in which the Company and its Subsidiaries operate (in which case, the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company PSU Awards” means the restricted stock unit awards issued under the Company Stock Plan that are subject to performance-based vesting.

“Company Return” means any Tax Return of the Company or any of its Subsidiaries.

“Company RSU Awards” means the restricted stock unit awards issued under the Company Stock Plan that are subject solely to time-based vesting.

“Company Stock Plan” means the Company’s Amended and Restated 2011 Stock Incentive Plan.

“Company Termination Fee” means an amount equal to $4,800,000.

“Contract” means any contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other legally binding instrument, obligation, arrangement or understanding of any kind.

“COVID-19 Measures” means any action or inaction to address the coronavirus (COVID-19) or comply with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, travel restrictions, shut down, closure, sequester, safety or similar law, directive, guideline or recommendation promulgated by the Centers for Disease Control and Prevention, the World Health Organization or any state or local Governmental Authority having jurisdiction over the Company, its Subsidiaries or its operations, in each case, in connection with or in response to the coronavirus (COVID-19).

“Debt Financing Failure” means that the proceeds of all or part of the Debt Financing are not available to Parent pursuant to the terms of the Debt Financing Commitment Letter on the date on which Closing was required to have occurred pursuant to Section 2.01 (other than as a result of (i) a breach of the Debt Financing Commitment Letter by Parent or any of its Affiliates or (ii) a breach of this Agreement by Parent or Merger Sub).

“Debt Financing Sources” means the Persons that have committed to provide, or otherwise entered into agreements in connection with, the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto) and their respective Affiliates and such Person’s (and their respective Affiliates’), officers, directors, employees, attorneys, advisors, agents and representatives involved in the Debt Financing and their successors and permitted assigns.

“Deferred Cash Awards” means the cash retainers granted to directors of the Company that are subject to deferral elections.

“Deferred Stock Awards” means the shares of Company Common Stock granted to directors of the Company that are subject to deferral elections.

“Environmental Law” means any Applicable Law concerning pollution or protection of the environment, and protection of human health and safety (in relation to exposure to Hazardous Substances) including any such Applicable Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Substance.

“Environmental Permits” means any Governmental Permits issued under any Environmental Law.

“Equity Interests” means any and all shares, interests, other equity interests of any kind or other equivalents (however designated) of capital stock or share capital of a corporation and any and all ownership or equity interests of any kind in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, phantom stock, stock appreciation rights and beneficial interests, and any and all warrants, options, rights to vote or purchase or any other rights or securities convertible into, exchangeable or exercisable for or related to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is, or at any relevant time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“ESPP” means the Company’s Amended and Restated 2012 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Agreement” means that certain First Amended and Restated Credit Agreement by and among the Company, the guarantors party thereto, the financial institutions party thereto as lenders, ING Capital LLC, as administrative agent, an issuing lender and swing line lender, joint lead arranger and sole book runner and the other parties thereto.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any state, department, local, foreign or international authority or other political subdivision thereof, (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or trans-governmental or supranational entity or authority), self-regulatory authority, minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or (iii) any mediator, or arbitrator or arbitral body.

“Governmental Permits” means, with respect to any Person, all licenses, authorizations, permits, certificates, registrations, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations, clearances and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product, asbestos-containing material or polychlorinated biphenyl, as listed or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, as to the Company and its Subsidiaries, without duplication, all obligations (including any principal, accrued and unpaid interest, breakage costs, penalties, fees, prepayment premiums, premiums, indemnities, reimbursement obligations or other obligations) in respect of (i) borrowed money, (ii) bonds, notes, debentures, letters of credit and similar instruments, (iii) leases which in accordance with GAAP are required to be capitalized, (iv) interest rate and currency obligation swaps, hedges and any other similar arrangements, in each case, to the extent payable if the applicable Contract is terminated at the Closing, (v) that are secured by a Lien on the assets of the Company or any of its Subsidiaries, (vi) all obligations issued, undertaken or assumed as the deferred purchase price for any property, asset or services, including under any conditional sale agreement, earn-outs or with respect to title retention property and assuming the maximum amount thereunder has been earned, (vii) any unpaid payroll taxes that the Company or any of its Subsidiaries deferred in accordance with the CARES Act, the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020, or Notice 2020-65, 2020-38 I.R.B. 567 and (viii) guarantees (or arrangements having the economic effect of a guarantee) of payment obligations described in clauses (i) through (vii) above on behalf of any Person other than the Company or its Subsidiaries. For the avoidance of doubt, all obligations and liabilities (including without limitation commitment fees, arrangement fees, expenses and indemnification obligations) incurred by the Company in connection with the Debt Financing at Parent’s direction pursuant to Section 6.17 shall not constitute Indebtedness of the Company.

“Independent Contractor” means any Person who has performed services for the Company or any of its Subsidiaries as an independent contractor or consultant and who has received (or will receive for 2020) a Form 1099-MISC from the Company or any of its Subsidiaries reporting any compensation received by such Person in exchange for the services performed by such Person for the Company or any of its Subsidiaries.

“Intellectual Property Rights” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world and under any international treaties or conventions, including:

(i)       patents and patent applications, including divisions, continuations, continuations-in-part, renewals, re-examinations, extensions and reissues (collectively, “Patents”);

(ii)       trademarks, service marks, trade names, logos, brands, trade dress, slogans, internet domain names, social media accounts and handles, certification marks, collective marks and other indicia of origin, all registrations and applications for the foregoing, together with the goodwill and activities associated therewith and symbolized thereby, including all renewals of same (collectively, “Marks”);

(iii)          copyrights (whether registered or unregistered), copyrightable works, works of authorship, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”);

(iv)          rights in Software, data and databases;

(v)           rights of privacy and publicity and moral rights;

(vi)          trade secrets, as recognized under Applicable Laws, confidential information, and proprietary know-how, including inventions, discoveries and invention disclosures, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies, prototypes and all other know-how, whether or not protected by patent or copyright law (collectively, “Trade Secrets”); and

(vii)         any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, the right to bring suit and recover damages for past infringement, dilution, misappropriation or violation, and contractual rights relating to any of the foregoing.

“International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Applicable Law including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws; (iii) Applicable Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws; (iv) the anti-boycott Applicable Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (v) export, import and customs Applicable Laws of other countries in which the Company or its Subsidiaries have conducted and/or currently conduct business.

“Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence after that date of this Agreement that is material to the Company and its Subsidiaries that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and prior to obtaining the Stockholder Approval, (ii) does not involve or relate to an Acquisition Proposal, and (iii) does not relate to (A) any action, effect, change, event, circumstance, occurrence or state of facts relating to Parent, Merger Sub or any of their respective Affiliates, (B) changes in the market price or trading volume of the securities of the Company in and of themselves or (C) the fact that the Company meets, exceeds or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period (provided that clauses (B) and (C) shall not prevent or otherwise affect a determination that the underlying cause of any such event referred to herein constitutes an “Intervening Event” unless otherwise excluded pursuant to the foregoing clauses (ii) or (iii), as applicable).

“Knowledge of the Company” means the actual knowledge as of the date hereof of any fact, circumstance or condition of those officers of the Company set forth on Part 1.01(a) of the Company Disclosure Schedule after reasonable inquiry of those employees who report directly to such officers.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, license, encumbrance, right of first refusal, preemptive right, community property right or other similar adverse restriction in respect of such property or asset, whether voluntarily incurred or arising by operation of Applicable Law.

“Made Available” means that such information, document or material was: (i) publicly available on the SEC EDGAR database by 5:30 pm New York City time on the Business Day that is three Business Days prior to the execution of this Agreement; or (ii) made available for review by Parent or Parent’s Representatives prior to the execution of this Agreement in the virtual data room maintained by or on behalf of the Company in connection with the transactions contemplated by this Agreement, in hard copy or by electronic mail.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Off-the-Shelf Software” means off-the-shelf, non-custom, shrinkwrap, clickwrap or similar generally available commercial Software obtained from a third party on general commercial terms.

“Order” means, with respect to any Person, any order, writ, injunction, judgment, decree, ruling, settlement or stipulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its property.

“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Burdensome Condition” means any Remedy Actions or undertakings necessary to obtain the Communications Consents that would impose requirements on Parent or its Affiliates (or their assets and businesses) that individually or in the aggregate, would be reasonably likely to have a material adverse effect on Parent and its Affiliates collective U.S. businesses, taken as a whole.

“Parent Material Adverse Effect” means any event, condition, change, occurrence circumstance, state of facts or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay Parent from consummating the Merger.

“Parent Termination Fee” means an amount equal to: (i) $7,100,000 if this Agreement is terminated pursuant to Section 8.01(i) (due to a Debt Financing Failure); and (ii) $8,800,000 if this Agreement is terminated pursuant to (A) Section 8.01(f) or Section 8.01(i) (other than due to a Debt Financing Failure) or (B) Section 8.01(b) (at a time when the Company had the right to terminate pursuant to (x) Section 8.01(i) (other than due to a Debt Financing Failure) or (y) Section 8.01(f) and the Company notified Parent of such right before the End Date)).

“Permissible Redacted Terms” means any terms which, individually or in the aggregate, would not reduce the amount of the Debt Financing below the Required Amount or adversely affect the conditionality, availability or termination of the Debt Financing or prevent or materially delay the Closing.

“Permitted Liens” means (i) Liens for Taxes that are (A) not yet due and payable or (B) being contested in good faith and for which adequate reserves have been established on the Company’s books and records in accordance with GAAP, (ii) the interests of lessors and sublessors of any leased properties and other statutory Liens in favor of lessors and sublessors (to the extent the Company or its Subsidiary, as applicable, is not in default under such lease or rental agreement), (iii) easements, rights of way and other imperfections of title in respect of real property or encumbrances in respect of real property that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (iv) requirements and restrictions of zoning, building and other laws in respect of real property which are not violated by the current use or occupancy of such real property, (v) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs and similar statutory obligations, (vi) mechanics’, carriers’, workmen’s, repairer’s, warehouser’s, landlord’s, lessors’ or other similar statutory Liens or other similar statutory encumbrances arising out of, incurred in or otherwise related to the ordinary course of business that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, and (vii) non-exclusive licenses of Company Intellectual Property granted to customers in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any information, in any form, that could be used, directly, indirectly or in combination with other information, to directly or indirectly identify, locate or contact a natural person. Such information includes, without limitation, information covered by any Applicable Law or Privacy Obligations, and any privacy policy of Company relating to the security, privacy, or Processing of personal information in any form.

“Predecessor” means, with respect to any specified Person, (i) any other Person that has ever merged or consolidated with or into such specified Person or (ii) any other Person all or substantially all of whose assets or relevant business has ever been acquired by such specified Person (whether by purchase, upon liquidation or otherwise).

“Privacy Obligations” means all Applicable Law, contractual obligations, self-regulatory standards, or written policies, notices or terms of use of the Company that are related to privacy, security, data protection or Processing of Personal Information including the use of Personal Information for any direct marketing purposes as well as any Applicable Law concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, or call or electronic monitoring or recording; provided, however, that the following shall be excluded from the definition of “Privacy Obligations”: (i) the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; (ii) the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); and (iii) the General Data Protection Regulation (2016/679).

“Proceeding” means any suit, claim, action, charge, complaint, litigation, charge, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting solely in such capacity.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.

“Sanctions Target” means any Person: (i) that is the subject or target of any Sanctions; (ii) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority; (iii) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and, prior to January 17, 2017, Sudan); or (iv) owned or controlled by any such Person or Persons described in the foregoing clauses (i)-(iii).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any (i) unauthorized access, acquisition, interruption of access or other Processing (including as a result of denial-of-service or ransomware attacks), alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Information, (ii) inadvertent, unauthorized or unlawful sale, or rental of Personal Information, or (iii) other unauthorized access to, use of, or interruption of any IT asset.

“Software” means computer software, including source code, object code, firmware, executable code, data, databases, algorithms, models, methodologies and related documentation.

“Stockholder Litigation” means any claim, demand or Proceeding (including any class action or derivative litigation) asserted, commenced or threatened (in writing) by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly to this Agreement, the Merger or any related transaction (including any such claim or Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal providing for a merger, consolidation, tender offer or exchange offer that did not result from a material breach of Section 6.02 and that the Company Board or any committee thereof determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal (including the conditionality, timing and likelihood of consummation of such proposal) and the Third Party making the Acquisition Proposal, would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Merger (including any revisions to the terms of this Agreement, the Guarantees and the Financing Commitment Letters proposed by Parent in writing prior to the time of such determination); provided, however, that, for the purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20%” shall be deemed to be replaced with references to “60%”.

“Systems” means the Software, hardware, firmware, networks, electronics, platforms, servers, interfaces, applications, network and telecommunications equipment, switches, endpoints, websites and related information technology systems or outsourced services, and all electronic connections between them, that are owned, operated, or used by the Company or any of its Subsidiaries.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. tax, including (without limiting the generality of the foregoing) income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, capital stock, social security, medicare, disability, alternative minimum, estimated, business license, tariff, impost, assessment, value added, imputed underpayment amounts, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gain, windfall profit, custom, duty and unclaimed property or escheat taxes and any obligations and charges of the same or a similar nature to any of the foregoing, whether disputed or not, in each instance including any interest, penalties or other additions to tax related thereto.

“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with or supplied to a Taxing Authority, including information returns, schedules, elections, disclosures, estimates, certificates and any document accompanying payments of estimated Taxes and any attachments thereto or amendments thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Team Telecom Committee” means the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, established pursuant to Executive Order 13913, dated April 4, 2020, whose primary objective is to assist the FCC in its public interest review of national security and law enforcement concerns that may be raised by foreign participation in the United States telecommunications services sector, as well as any successor group or other group within the Executive Branch of the United States government charged with performing or assisting the FCC with such review.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives acting on Parent’s behalf.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury and the IRS.

“Willful and Material Breach” means a deliberate act taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) with the actual knowledge that the taking of such act or failure to take such act constitutes, or will constitute, a material breach or deemed breach of this Agreement.

(b)               Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Alternative Debt Financing	6.17(f)
Capitalization Date	4.05(a)
Cash Award Payments	6.07(e)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Closing	2.01
COBRA	4.16(k)
Communications Act	4.03
Communications Consents	7.01(d)
Company	Preamble

Term	Section
Company Common Stock	4.05(a)
Company Communications Licenses	4.12(c)
Company FCC Licenses	4.12(c)
Company Preferred Stock	4.05(a)
Company Recommendation	4.02(b)
Company Recovery Costs	9.04(c)
Company Registrations	4.20(a)
Company Related Parties	9.04(b)
Company SEC Documents	Article 4
Company Securities	4.05(c)
Company State Licenses	4.12(c)
Confidentiality Agreement	6.18
Continuing Employees	6.07(a)
Current Premium	6.11(a)
Debt Financing	6.17(a)
Debt Financing Commitment Letter	5.08
Deferred Stock Award Payments	2.06(c)
DGCL	Recitals
DOJ	6.12(b)
Effective Time	2.02(b)
End Date	8.01(b)
Equity Commitment Letters	Recitals
Equity Financing	5.08
Equity Investors	Recitals
Exchange Agent	2.04(a)
Excluded Benefits	6.07(a)
FAA	4.12(d)
FAA Rules	4.12(h)
FCC	4.03
FCC Rules	4.03
Final Exercise Date	2.06(d)
Financing Commitment Letters	5.08
FTC	6.12(b)
Guarantees	Recitals
Guarantor	Recitals
Indemnified Party	6.11(b)
Insurance Policies	4.18
Investor Entities	5.12
IRS	4.16(a)
Leased Real Property	4.21
Localities	4.03
Locality Permits	4.12(c)
Malicious Code	4.20(i)
Material Contract	4.14(b)
Merger	Recitals

Term	Section
Merger Consideration	2.03(a)
Merger Sub	Preamble
Multiemployer Plan	4.16(d)
Notice of Intervening Event	6.03(b)(iii)(A)
Notice of Superior Proposal	6.03(b)(ii)(A)
Owned Real Property	4.21
Parent	Preamble
Parent Benefit Plans	6.07(a)
Parent Expenses	9.04(c)
Parent Recovery Costs	9.04(b)
Parent Related Parties	9.04(c)
Payment Fund	2.04(a)
PBGC	4.16(c)
Pension Plan	4.16(c)
Proxy Statement	6.04(a)
PSU Award Payments	2.06(b)
PUCs	4.03
Real Property	4.21
Remedy Actions	6.12(f)
Required Amount	5.08
RSU Award Payments	2.06(a)
Solvent	5.09
Specific Performance Conditions	9.09(a)
Stockholder Approval	4.02(a)
Stockholder Meeting	6.04(a)
Superior Proposal Notice Period	6.03(b)(ii)(A)
Surviving Corporation	2.02(c)
Transfer Taxes	9.17
Third Party Intellectual Property	4.20(e)
USAC	4.12(d)

Section 1.02        Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be exclusive. The word “will” shall mean the word “shall”. References to “executive officer” shall refer to such term as defined in Rule 3b-7 under the Exchange Act. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

ARTICLE 2
THE MERGER

Section 2.01        The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 1:00 p.m., Eastern time, as soon as practicable (and, in any event, within three Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, NY 10019, unless another place is agreed to in writing by the parties hereto; provided that the parties intend that the Closing shall be effected, to the extent practicable, by conference call and the electronic delivery of documents to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.

Section 2.02        The Merger.

(a)               Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing in accordance with the relevant provisions of the DGCL, and as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL.

(b)               The Merger shall become effective on such date and at such time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

(c)               At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

Section 2.03        Conversion of Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a)               except as otherwise provided in Section 2.03(b) or Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $3.40 in cash without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Agreement;

(b)               each share of Company Common Stock held in the treasury of the Company or owned directly by Parent or Merger Sub or any wholly-owned subsidiary of the Company that is disregarded as separate from the Company for U.S. federal income tax purposes immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c)               each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04        Exchange and Payment.

(a)               Prior to the Effective Time, Parent shall appoint an exchange agent to be mutually agreed by the Parties (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Common Stock (the “Certificates”); provided, however, that any references herein to “Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent the aggregate per share Merger Consideration (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Exchange Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of Merger Consideration payable hereunder, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) the Payment Fund shall not be invested in any instruments other than direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the government of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Merger Consideration in respect of such shares of Company Common Stock.

(b)               Promptly after the Effective Time, and in any event no later than five Business Days after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions in customary form reasonably satisfactory to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.04(e)) to the Exchange Agent) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by a Certificate upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of shares of Company Common Stock, and, in each case, delivery to the Exchange Agent of such other documents as may reasonably be requested by the Exchange Agent. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c)               If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)               All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article 2.

(e)               If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by such Person of a bond, in such customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

(f)                Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock 12 months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration.

Section 2.05        Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL, following which such shares shall automatically be canceled and shall cease to exist; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06        Company Equity Awards; ESPP.

(a)               Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU Award that is outstanding as of immediately prior to the Effective Time, whether or not vested, shall not be assumed by Parent or Merger Sub in the Merger and shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each holder of any such Company RSU Award shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company RSU Award by (ii) the Merger Consideration (such amounts payable hereunder, the “RSU Award Payments”). From and after the Effective Time, the holder of any canceled Company RSU Award shall be entitled to receive only the RSU Award Payment in respect of such canceled Company RSU Award. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer, immediately available funds sufficient to pay the aggregate RSU Award Payments to an account identified by the Company prior to the Effective Time. The RSU Award Payments described in this Section 2.06(a) shall be made by the Surviving Corporation not later than the next regularly scheduled payroll date that is at least two Business Days following the Closing Date; provided, that such payment may be made at such other time or times following the Effective Time consistent with the terms of the Company RSU Award to the extent necessary, as determined by Parent, to avoid the imposition of additional tax under Section 409A of the Code. All payments provided pursuant to this Section 2.06(a) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08.

(b)               Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company PSU Award (or portion thereof) that is outstanding as of immediately prior to the Effective Time, shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Company PSU Award shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company PSU Award, (it being agreed that the aggregate number of shares of Company Common Stock subject to any such Company PSU Award will be determined based on the degree of achievement of the performance goals set forth in the applicable award agreement (e.g., relating to free cash flow or stock appreciation) as of the Effective Time or such earlier time as determined by the Committee (as defined in the Company Stock Plan) and such Company PSU Awards will no longer be subject to any performance-based vesting conditions) by (ii) the Merger Consideration (such amounts payable hereunder, the “PSU Award Payments”). From and after the Effective Time, the holder of any canceled Company PSU Award shall be entitled to receive only the PSU Award Payment in respect of such canceled Company PSU Award. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer, immediately available funds sufficient to pay the aggregate PSU Award Payments to an account identified by the Company prior to the Effective Time. The PSU Award Payments described in this Section 2.06(b) that is to be made with respect to a Company PSU Award (or portion thereof) that is subject to vesting based on the price of Company Common Stock shall be made by the Surviving Corporation not later than the next regularly scheduled payroll date that is at least two Business Days following the Closing Date, and each PSU Award Payment described in this Section 2.06(b) that is to be made with respect to any other Company PSU Award (or portion thereof) shall be made by the Surviving Corporation not later than the next regularly scheduled payroll date that is at least two Business Days following the earliest of (i) the applicable time-based vesting date of the canceled Company PSU Awards, subject to the continued service of the former holder of such Company PSU Award through the applicable time-based vesting date, (ii) the date that is one year following the Effective Time, subject to the continued service of the former holder of such Company PSU Award through such date and (iii) the termination of the employment of the former holder of such Company PSU Award without “cause” (as required by, and in accordance with, the Company Stock Plan), in any case without interest;

provided that any PSU Award Payment may be made at such other time or times following the Effective Time consistent with the terms of the Company PSU Award to the extent necessary, as determined by Parent, to avoid the imposition of additional tax under Section 409A of the Code. The PSU Award Payments provided pursuant to this Section 2.06(b) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08. For the avoidance of doubt, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company PSU Award (or portion of a Company PSU Award) that is not earned based on the degree of achievement of the performance goals set forth in the applicable award agreement (e.g., relating to free cash flow or stock appreciation) as of the Effective Time or such earlier time as determined by the Committee shall be canceled and extinguished as of the Effective Time for no consideration.

(c)               Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Deferred Stock Award that is outstanding as of immediately prior to the Effective Time shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each holder of any such Deferred Stock Award shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Deferred Stock Award by (ii) the Merger Consideration (such amounts payable hereunder, the “Deferred Stock Award Payments”). From and after the Effective Time, the holder of any cancelled Deferred Stock Award shall be entitled to receive only the Deferred Stock Award Payment in respect of such canceled Deferred Stock Award. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer, immediately available funds sufficient to pay the aggregate Deferred Stock Award Payments to an account identified by the Company prior to the Effective Time. The Deferred Stock Award Payments described in this Section 2.06(a) shall be made within five Business Days following the Closing Date; provided, that such payment may be made at such other time or times following the Effective Time consistent with the terms of the Deferred Stock Award to the extent necessary, as determined by Parent, to avoid the imposition of additional tax under Section 409A of the Code.

(d)               Following the date hereof and in any event at least three Business Days prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions (subject to reasonable review and comment by Parent) and take all other actions as necessary to provide that, with respect to the ESPP: (i) any offering period or purchase period under the ESPP that otherwise would be in progress as of the Effective Time will be terminated and the final exercise date shall be no later than the date that is ten calendar days prior to the Effective Time (the “Final Exercise Date”), (ii) any adjustments shall be made to reflect such shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP, (iii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, (iv) no further offering period or purchase period will commence pursuant to the ESPP upon or after the date hereof, and (v) no participant may increase their rate of payroll deductions under the ESPP on or after the date hereof. The ESPP shall terminate on the date immediately prior to the date on which the Effective Time occurs and no further rights shall be granted or exercised under the ESPP thereafter. All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(e)               Following the date hereof and in any event at least three Business Days prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans or the ESPP) shall adopt resolutions (subject to reasonable review and comment by Parent) to provide for the treatment of the Company Equity Awards and the ESPP pursuant to this Section 2.06 and to cause the Company Stock Plan and the ESPP to terminate, conditioned upon, and effective immediately after, the Effective Time.

Section 2.07        Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such change; provided, however, that nothing in this Section 2.07 shall be construed to permit the Company to take any action that is otherwise prohibited by the covenants set forth in Section 6.01 or any other provision of this Agreement.

Section 2.08        Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld and are paid to the applicable Taxing Authority by the applicable withholding agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary in this Agreement, any compensatory amount, to the extent applicable, payable pursuant to, or as contemplated by, this Agreement shall be paid to the applicable Person through regular payroll procedures.

Section 2.09        Termination of Macquarie/GCM Merger Agreement and Payment of Termination Fee. Concurrently with the execution and delivery of this Agreement, the Company is terminating the Macquarie/GCM Merger Agreement in accordance with its terms, and the Company will pay in full the $6,800,000 Company Termination Fee (as defined in the Macquarie/GCM Merger Agreement) to Juneau Parent Co, Inc. pursuant to Section 9.04(b) of the Macquarie/GCM Merger Agreement.

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01        Certificate of Incorporation. At the Effective Time, and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit A, and as so amended shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 6.11, amended in accordance with its terms and as provided by Applicable Law.

Section 3.02        Bylaws. At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended to read in their entirety as set forth in Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until, subject to Section 6.11, amended in accordance with their terms, the certificate of incorporation and as provided by Applicable Law.

Section 3.03        Directors and Officers. From and after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the corresponding Part or sub-Part of the Company Disclosure Schedule (it being agreed that disclosure of any item in any Part or sub-Part of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Part or sub-Part of the Company Disclosure Schedule (other than Part 4.09(b) of the Company Disclosure Schedule) to which the relevance of such item is reasonably apparent on the face of such disclosure), (b) any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available on or after January 1, 2018 and prior to the date of this Agreement (collectively the “Company SEC Documents”), other than any cautionary or forward-looking information contained solely in the “Risk Factors” or “Forward-Looking Statements” sections thereof, (provided that nothing disclosed in the Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.01 (Organization; Standing and Power), clauses (a) and (b) of Section 4.05 (Capitalization), Section 4.02 (Authorization), Section 4.04 (Non-Contravention) and clause (b) of Section 4.09 (Absence of Certain Changes)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01        Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and it and its Subsidiaries have all corporate powers and authority to own, lease and operate its properties and assets and that are necessary to carry on its business as now conducted. The Company and its Subsidiaries are each duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. The Company has Made Available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect. Neither the Company nor any of its Subsidiaries are in violation of their respective certificate of incorporation or bylaws, each as amended to date, in any material respect, except for violations that would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.02        Corporate Authorization.

(a)               The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or its Subsidiaries pursuant to the DGCL are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger. The only vote of holders of any class of capital stock of the Company necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby is the affirmative vote (in person or by proxy) of holders of a majority in voting power of the outstanding shares of Company Common Stock, voting together as a single class (such vote, the “Stockholder Approval”). No other vote or approval of any class or series of securities of the Company or any of its Subsidiaries is necessary to consummate the transactions contemplated hereby, except for approvals that would not be material to the Company and its Subsidiaries, taken as a whole. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of specific performance, injunctive relief and other equitable remedies.

(b)               At a meeting duly called and held, prior to the execution of this Agreement, the Company Board unanimously duly adopted resolutions (i) determining and declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company’s stockholders, (ii) approving the execution, delivery and performance of this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Stockholder Meeting and (iv) recommending adoption of this Agreement to the stockholders of the Company (the “Company Recommendation”), which resolutions have not been rescinded, modified or withdrawn, except as permitted in Section 6.03. The Company is not party to and does not have in force any stockholder rights agreement or “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that Section 203 of the DGCL or any similar anti-takeover, moratorium, or “control share” law applicable to the Company does not, and will not, apply to this Agreement or the transactions contemplated hereby.

Section 4.03        Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of (i) the HSR Act and (ii) any other applicable Antitrust Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other U.S. state or federal or foreign securities laws, Applicable Laws or the rules or regulations of Nasdaq, (d) compliance with any applicable requirements of the Communications Act of 1934 (the “Communications Act”) and the rules and regulations promulgated by the Federal Communications Commission (the “FCC”) thereunder and under the Act Relating to the Landing and Operation of Submarine Cable in the United States, 47 U.S.C. §§ 34-39 (1994) (collectively, the “FCC Rules”) including any referral to, and consent of, the Team Telecom Committee in connection with any FCC application, (e) compliance with any Applicable Law of any state or territorial, public utility or similar regulatory commissions (“PUCs”), (f) compliance with any Applicable Law of any foreign public utility bodies regulating telecommunications businesses, (g) compliance with any Applicable Law of governments of counties, municipalities and any other subdivisions of a United States state (collectively “Localities”), or (h) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04        Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (a) (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or (ii) any material provision of the organizational documents of the Company’s Subsidiaries; (b) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order; (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination, vesting, amendment or acceleration of any material benefit under, in each case, with or without notice, the lapse of time or both, any Contract to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets are bound; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (a)(ii), (b), (c) and (d), as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to prevent or materially delay the Company’s ability to consummate the Merger.

Section 4.05        Capitalization.

(a)               The authorized capital stock of the Company consists of (i) 145,000,000 shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation as currently in effect. At the close of business on December 30, 2020 (the “Capitalization Date”): (A) 53,822,535 shares of Company Common Stock were issued and outstanding; (B) an aggregate of 1,044,100 shares of Company Common Stock were subject to outstanding Company RSU Awards; (C) an aggregate of 1,252,266 shares of Company Common Stock were subject to outstanding Company PSU Awards (assuming maximum achievement); (D) an aggregate of 699,297 shares of Company Common Stock were reserved by the Company for issuance under the ESPP; and (E) zero shares of Company Preferred Stock were issued and outstanding. Since the Capitalization Date through the date hereof, other than vesting of Company Equity Awards pursuant to the existing terms of such awards, neither the Company nor any of its Subsidiaries has (1) issued, delivered, sold, announced, pledged, transferred, subjected to any Lien or granted or otherwise encumbered or disposed of any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

(b)               Part 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, a complete and correct list of (i) all outstanding Company RSU Awards, including the respective name of the holder, the grant date, the vesting schedule, terms and conditions, the number of shares of Company Common Stock subject to each Company RSU Award and the distribution dates for such shares and (ii) all outstanding Company PSU Awards, including the respective name of the holder, the grant date, the vesting schedule, terms and conditions, the performance period, and the maximum number of shares of Company Common Stock subject to each Company PSU Award.

(c)               Except as set forth in this Section 4.05, and for changes since the Capitalization Date resulting from settlement of Company Equity Awards outstanding on such date or granted thereafter as permitted under Section 6.01(b)(iii), there are no outstanding (i) shares of capital stock or voting securities or other Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other Equity Interests of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, transfer, dispose or sell any capital stock or other voting securities or Equity Interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or Equity Interests in, the Company, (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or Equity Interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the disposition or voting of any shares of capital stock of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Company Securities or any securities of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries have issued any bonds, debentures, notes or other indebtedness (x) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (y) the value of which is directly based upon or derived from the capital stock, voting securities or other Equity Interests of the Company or any of its Subsidiaries. There are no outstanding obligations or commitments of the Company or any of its Subsidiaries to issue, grant, repurchase, redeem or otherwise acquire any of the Company Securities except for acquisitions of shares of Company Common Stock by the Company as satisfaction of the applicable exercise price and/or withholding taxes pursuant to the terms of Company Equity Awards or in accordance with the existing terms of the ESPP. All Company Equity Awards and rights under the ESPP were granted in accordance with the applicable Company Stock Plans, the ESPP, all Applicable Laws, and all applicable securities exchange rules. All Company Equity Awards are evidenced by written award agreements, in each case, substantially in the forms that have been Made Available to Parent. No Subsidiary of the Company owns any Company Securities.

(d)               All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Plan or the ESPP, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights, and were not issued in violation of and are not subject to any right of rescission or right of first refusal, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law.

Section 4.06        Subsidiaries.

(a)               Part 4.06(a) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other Equity Interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other Equity Interest in, any other Person.

(b)               Each Subsidiary of the Company: (i) is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers and authority required to own, lease and operate its properties and assets and to carry on its business as now conducted and (ii) is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary.

(c)               Each outstanding Equity Interest of each Subsidiary of the Company is: (i) owned, directly or indirectly, beneficially and of record, by the Company, (ii) duly authorized, validly issued, fully paid and nonassessable (with respect to jurisdictions that recognize such concept and to the extent such concept is applicable to such security), (iii) free and clear of all Liens, and (iv) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, commitment, understanding, restriction or arrangement under any provision of Applicable Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or otherwise bound.

Section 4.07        SEC Filings and the Sarbanes-Oxley Act.

(a)               As of the date hereof, the Company has Made Available to Parent complete and correct copies of (i) the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2019, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2018 and (iii) all of its other Company SEC Documents.

(b)               Since January 1, 2018 through the date hereof, the Company has timely filed with the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report (including each report on Forms 8-K, 10-Q and 10-K), statement (including proxy statement), schedule, exhibit, form or other document or filing required by Applicable Law to be filed by the Company at or prior to the time so required, including all certificates required pursuant to the Sarbanes-Oxley Act. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, exhibit, form, certificate or other document with the SEC.

(c)               As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and all other Applicable Law.

(d)               As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Company SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)               The Company has Made Available to Parent correct and complete copies of all comment letters received by the Company from the SEC relating to the Company SEC Documents since January 1, 2019, together with all written responses of the Company thereto. Since the date of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2019 and as of the date hereof, (i) there are no outstanding or unresolved comments received by the Company from the SEC that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act, and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing investigation by the SEC.

(f)                Each required form, report and document containing financial statements that has been filed with or furnished to the SEC by the Company since January 1, 2018 through the date hereof was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. For purposes of this Section 4.07, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company, any current executive officer nor, to the Knowledge of the Company, any former executive officer of the Company, has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq, in each case in all material respects.

Section 4.08        Financial Statements; Internal Controls.

(a)               The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited financial statements, for the absence of footnotes, none of which, if presented, would materially differ from those in the audited financial statements), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal recurring year-end adjustments in the case of any unaudited interim financial statements that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole).

(b)               The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act that is sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) receipts and expenditures are executed only in accordance with authorizations of the Company’s management and directors, and (iii) any unauthorized use, acquisition or disposition of the Company’s or its Subsidiaries’ assets that would materially affect the Company’s financial statements would be prevented, or detected, in a timely manner. Since December 31, 2017, there has not been any (i) material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X), identified in the Company’s, or its Subsidiaries’, design or operation of internal controls, (ii) to the Knowledge of the Company, illegal act or fraud that involves management or other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting (nor has any such deficiency, weakness or fraud been identified) or (iii) to the Knowledge of the Company, claim or allegation (in each case, made in writing) of any of the foregoing.

(c)               The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act that are designed and maintained to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such reports.

(d)               Neither the Company nor any of its Subsidiaries is a party to, is subject to, or has any commitment to become a party to or subject to, any off balance sheet partnership or any similar Contract, including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents or in the Company’s or such Subsidiary’s published financial statements.

Section 4.09        Absence of Certain Changes. Since the Company Balance Sheet Date through the date hereof, (a) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice (except for any COVID-19 Measures), (b) there has not been any change, event, circumstance, occurrence or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a material breach of any of the covenants set forth in Section 6.01(a), (b), (c), (e), (f), (g), (h), (j) or (k).

Section 4.10        No Undisclosed Material Liabilities. There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet (or disclosed in the notes thereto), other than:

(a)               liabilities or obligations that are accrued or reserved against in the Company Balance Sheet; and

(b)               liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date.

Section 4.11        Litigation. Since January 1, 2018, (a) there has been no material Proceeding existing, pending against, or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, or any of their respective properties, assets, products or services, or, to the Knowledge of the Company, any present or former officer, manager, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such and (b) neither the Company nor any of its Subsidiaries, nor any of their respective properties, assets, products or services, is subject to any outstanding Order. As of the date hereof, to the Knowledge of the Company, there is no existing, pending or, to the Knowledge of the Company, threatened Proceeding against the Company or outstanding Order against the Company that challenges the validity or propriety, or seeks to prevent or materially delay consummation, of the Merger.

Section 4.12          Compliance with Applicable Law; Licenses.

(a)           Each of the Company and its Subsidiaries is, and, for the past three years has been, in compliance in all material respects with all Applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2018 that remains unresolved (i) of any administrative, regulatory, civil or criminal investigation or material audit or inspection by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law.

(b)           Each of the Company and its Subsidiaries has, and since January 1, 2018 has had, in effect all Governmental Permits necessary or legally required for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted (or as conducted as of such prior time, as applicable) except for any such Governmental Permits the lack of which would not have a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2018, there has occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment, suspension or cancelation of any such Governmental Permits, and as of the date hereof, no termination, amendment, suspension or cancelation of any such Governmental Permits is pending or, to the Knowledge of the Company, threatened in writing.

(c)           Part 4.12(c) of the Company Disclosure Schedule sets forth all material Governmental Permits issued or granted to it by (i) the FCC, including all leases, (the “Company FCC Licenses”), (ii) the PUCs regulating telecommunications businesses (the “Company State Licenses”), (iii) any Locality including franchises, ordinances and other agreements (the “Locality Permits”) and (iv) any foreign Governmental Authority regulating telecommunications businesses (collectively with the Company FCC Licenses, the Company State Licenses, and the Locality Permits, the “Company Communications Licenses”).

(d)           The Company and each licensee of each of its Subsidiaries is in good standing with the FCC and all other Governmental Authorities in all material respects, and neither the Company nor any such licensee is, to the Knowledge of the Company, the respondent with respect to any formal complaint, investigation, audit, inquiry, subpoena, forfeiture, or petition to suspend before the FCC, the Universal Service Administrative Company (the “USAC”), the Federal Aviation Administration (the “FAA”) or any other Governmental Authority.

(e)           The Company and its Subsidiaries have good and valid title to, free and clear of all Liens, other than Permitted Liens, all of the Company Communications Licenses. Each of the Company Communications Licenses is issued in the name of the Company or one of its Subsidiaries. Each of the Company Communications Licenses is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified. No Company Communication License is subject to (i) any condition or requirement that has not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or (ii) any pending action by or before the FCC or any PUC to suspend, revoke or cancel, or any judicial review of a decision by the FCC or any PUC with respect thereto. There is no (A) to the Knowledge of the Company, event, condition or circumstance attributable specifically to the Company that would preclude any Company Communication License from being renewed in the ordinary course (to the extent that such Company Communication License is renewable by its terms), or (B) pending or, to the Knowledge of the Company, threatened FCC or PUC regulatory action relating specifically to one or more of the Company Communications Licenses. No Company Communication License, order or other agreement, obtained from, issued by or concluded with any PUC imposes or would impose restrictions on the ability of any Subsidiary to make payments, dividends or other distributions to the Company or any other Subsidiary that limits, or would reasonably be expected to limit, the cash funding and management alternatives of the Company on a consolidated basis in a manner disproportionate to restrictions applied by such PUC to similarly situated companies.

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(f)                Each lease pursuant to which the Company or any of its Subsidiaries has the right to use wireless spectrum licensed by the FCC is (i) valid and binding, (ii) in compliance in all material respects with Applicable Law and (iii) enforceable in accordance with its terms. To the Knowledge of the Company, each licensee of such wireless spectrum is in compliance in all material respects with all of its obligations under the FCC Rules with respect to each Governmental Authorization to which any such lease relates, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be likely (whether with or without notice, lapse of time or the occurrence of any other event) to preclude the renewal or extension of any such lease in the ordinary course of business. As of the date hereof, none of the Company or its Subsidiaries has, nor to the Knowledge of the Company has any other party to any such lease, claimed that any party to any such lease is in breach or default under such lease, and any past breach or default has been waived, cured or otherwise settled. To the Knowledge of the Company, all Company FCC licenses underlying all such leases were validly issued and are in full force and effect, and, as of the date hereof, are not subject to proceedings or threatened proceedings that would reasonably be expected to result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal, in each case, in any material respect, of any such Company FCC License.

(g)               All of the currently operating cell sites, microwave paths, fiber routes, submarine cable systems, and other network facilities of the Company and its Subsidiaries in respect of which a filing with the FCC, PUC, or any other Governmental Authority was required have been constructed and are currently operated in all material respects as represented to the FCC, PUC, or such other Governmental Authority in currently effective filings, and modifications to such cell sites, microwave paths, fiber routes, submarine cable systems, or other network facilities have been preceded by the submission to the FCC, PUC, or any other applicable Governmental Authority of all required filings, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All facilities constructed by the Company or any of its Subsidiaries for the purpose of demonstrating compliance with FCC substantial service or build-out requirements, or educational use requirements, remain constructed and are currently being operated as represented to the FCC, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(h)               All transmission towers owned or leased by the Company and its Subsidiaries are (to the Knowledge of the Company with respect to leased towers) obstruction-marked and lighted by the Company or any of its Subsidiaries to the extent required by, and in accordance with, the rules and regulations of the FAA (the “FAA Rules”), in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole. Appropriate notification to the FAA has been made for each transmission tower owned or leased by the Company and its Subsidiaries to the extent required to be made by the Company or any of its Subsidiaries by, and in accordance with, the FAA Rules.

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(i)            Neither the Company nor any of its Subsidiaries holds any Company Communications Licenses through a partnership, joint venture or other Person that is not a Subsidiary of the Company, or any structured finance, special purpose or limited purpose entity or Person.

(j)            The Company and each of its Subsidiaries is, and since January 1, 2018 has been, in compliance in all material respects with the payment to the FCC, PUCs, and USAC of all regulatory fees and mandatory contributions and assessments, except for exemptions, waivers or similar concessions or allowances and neither the Company nor any of its Subsidiaries has “redlight” status with the FCC.

(k)           The Company and its Subsidiaries are fully qualified under the Communications Act and the FCC Rules to hold the Company FCC Licenses generally.

Section 4.13         Certain Business Practices. Since January 1, 2018, except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, their Representatives acting on their behalf, have: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment or unlawfully given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) materially violated any provision of the Foreign Corrupt Practices Act of 1977, or any rules or regulations thereunder, or the provisions of any anti-bribery, anti-corruption and anti-money laundering laws of each jurisdiction in which the Company and its Subsidiaries operate.

Section 4.14         Material Contracts.

(a)          Except as filed as exhibits to the Company SEC Documents, and except for this Agreement as of the date hereof, neither the Company nor any Subsidiary of the Company is a party to or is bound by any Contract:

(i)            that is or would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)           pursuant to which the Company or any of its Subsidiaries received revenue from a customer for the 2019 fiscal year in excess of $1,000,000 in the aggregate with respect to each such customer;

(iii)          pursuant to which the Company or any of its Subsidiaries made payments to any vendor (other than for employee benefits, financial services or broadband circuits) for the 2019 fiscal year in excess of $1,000,000 in the aggregate, including by means of royalty payments with respect to each such vendor;

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(iv)          evidencing a capital expenditure or obligation to make any capital commitment in an amount in excess of $5,000,000 in the aggregate;

(v)           containing a covenant materially limiting the ability of the Company or any Subsidiary of the Company (or, at any time after the consummation of the Merger, Parent or any of its Affiliates) to compete or engage in any line of business, to compete with any Person in any geographic area or to enter any territory, market or field;

(vi)          (A) relating to or evidencing Indebtedness or any guarantee for the benefit of a third party of Indebtedness by the Company or any Subsidiary of the Company in excess of $2,000,000 in the aggregate or (B) that grants or creates a Lien, other than a Permitted Lien, on any property or asset of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

(vii)         that is a Collective Bargaining Agreement;

(viii)        pursuant to which a license is granted by the Company or any Subsidiary of the Company of or under Company Intellectual Property (i) on an exclusive basis, or (ii) pursuant to which the Company or any Subsidiary received revenues for the 2019 fiscal year in excess of $500,000, in each case other than non-exclusive licenses granted to customers of the Company or any Subsidiary of the Company in connection with the sale or licensing of the Company’s or its Subsidiaries’ products or services in the ordinary course of business substantially consistent with past practice and excluding contracts primarily for the provision of services to the Company or its Subsidiaries in which the non-exclusive licenses to any Company Intellectual Property Rights in such Contract are merely incidental to the transaction contemplated in such Contract (each, an “IP License”);

(ix)           pursuant to which a license of or under Third Party Intellectual Property is granted to the Company or any Subsidiary of the Company (i) on an exclusive basis, or (ii) on a non-exclusive basis, other than Contracts for Off-the-Shelf Software pursuant to which the Company or any Subsidiary made payments during the 2019 fiscal year less than $1,000,000 in the aggregate;

(x)            that otherwise affects or restricts the Company’s ability to use the Company Intellectual Property (including any settlement agreements, co-existence agreements, or covenants not to sue);

(xi)           relating to (A) the acquisition of any interest in another entity (whether by merger, consolidation, recapitalization, share exchange, sale of stock, sale of assets or otherwise) or (B) the disposition of any material assets of the Company or any of its Subsidiaries (other than sales of inventory in the ordinary course of business), in each case, under which there are any continuing “earn out” or other contingent payment or indemnification obligations on the part of the Company or its Subsidiaries;

(xii)          that involves any material partnership, joint venture or similar arrangement or that prohibits the payment of dividends or distributions in respect of the Equity Interests of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees for the benefit of a third party of Indebtedness by the Company or any of its Subsidiaries;

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(xiii)        that is a settlement or similar Contract with any Governmental Authority that contains any material restrictions on the operations of the Company or its Subsidiaries;

(xiv)        that relates to hedging, factoring, derivatives or similar arrangements other than foreign currency hedging, factoring or other similar transactions conducted in the ordinary course of business substantially consistent with past practices;

(xv)         that would be required to be disclosed by Section 404(a) of Regulation S-K under the Exchange Act;

(xvi)        that contains any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, nondisclosure or similar type of agreement;

(xvii)       (A) any Contract that grants or otherwise provides to any Person any exclusive license, exclusive supply or distribution agreement or other exclusive rights or (B) any Contract that grants or otherwise provides to any Person any (1) “most favored nation” status or any similar status requiring the Company or any of its Subsidiaries to offer a Person any term, conditions or concessions that are at least as favorable as those offered to one or more other Persons or (2) rights of first refusal, rights of first negotiation or similar rights;

(xviii)      any capital or finance lease as determined in accordance with GAAP (but, for the avoidance of doubt, calculated using FASB ASC 840) under which the Company or any of its Subsidiaries have Indebtedness, in each case in excess of $2,000,000;

(xix)         any Contract which contains any price reductions based on benchmarking to market or formulaic methodology;

(xx)          any Contract pursuant to which any of the Company or its Subsidiaries is lessee of or holds or operates any personal property owned by any other Person, for which the annual rental rate exceeds $500,000;

(xxi)         any Contract pursuant to which any of the Company or its Subsidiaries is lessor of any personal aircraft, or permits any third party to hold or operate any personal aircraft on behalf of the Company or its Subsidiaries;

(xxii)        any Contract that provides for a change of control, retention or similar payment by any the Company or any of its Subsidiaries (except for any Company Employee Plan pursuant to its terms as in effect on the date hereof); and

(xxiii)       any material amendments, supplements and/or modifications in respect of any of the foregoing.

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(b)           Each Contract of the type described above in is referred to herein as a “Material Contract.” The Company has Made Available to Parent materially correct and complete copies of all Material Contracts, in each case, as amended or otherwise modified and in effect. As of the date hereof, all of the Material Contracts are (i) valid, binding and enforceable on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (B) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of specific performance, injunctive relief and other equitable remedies. To the Knowledge of the Company, each Material Contract will continue to be a legal, valid, binding and enforceable obligation of the Company or its applicable Subsidiary party thereto immediately prior to the Closing. As of the date hereof, neither the Company nor any Subsidiary of the Company has, and, to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act under, and no event, occurrence, act or condition exists, which (with or without notice, lapse of time or both) would reasonably be expected to constitute a default under the provisions of any Material Contract except, in each case, for those violations and defaults which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and, as of the date hereof neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing, or that any party intends to terminate, cancel or not renew any Material Contract.

Section 4.15          Taxes. Except for matters that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole,

(a)           (i) all Company Returns required to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws and all such Company Returns are true, correct and complete in all material respects and (ii) the Company and each of its Subsidiaries have timely paid, reported, or withheld, as applicable (or have had paid, reported, or withheld, as applicable, on their behalf) all amounts required to be paid, reported, or withheld (whether or not required to be shown as due and owing on any Company Return), including with respect to all wages, salaries, compensation, and other payments to all employees;

(b)           (i) no deficiencies for Taxes of the Company or any of its Subsidiaries have been assessed by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved in full, (ii) there is no Proceeding that is ongoing, pending or threatened in writing against the Company or any of its Subsidiaries in respect of any Tax, (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to income taxation by that jurisdiction (other than any such claims that have been fully resolved) and (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is currently effective;

(c)           there are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

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(d)           neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two year period ending on the day prior to the date of this Agreement;

(e)           the Company and each of its Subsidiaries have complied in all material respects with all Applicable Laws, rules, and regulations relating to the payment and withholding of Taxes with respect to amounts owing to any employee, independent contractor, stockholder, creditor or third party within the time and in the manner prescribed by Applicable Law;

(f)            neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any “tax shelter” within the meaning of Section 6662 of the Code (or any similar provision of Applicable Law);

(g)           neither the Company nor any of its Subsidiaries (i) has applied for, been granted, or agreed to any accounting method change for a taxable period ending on or prior to the Closing Date for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or corresponding Applicable Laws of any Taxing Authority in a taxable period ending after the Closing Date or (ii) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) an installment sale or open transaction disposition made on or prior to the Closing Date or (B) a gain recognition agreement or closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Applicable Law) executed on or prior to the Closing Date;

(h)           neither the Company nor any of its Subsidiaries (i) is or has been a member of any group that has filed a combined, consolidated or unitary Tax Return provided for under Applicable Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group the common parent of which is or was the Company or any of its Subsidiaries), or (ii) has received any private letter ruling from the Internal Revenue Service or any similar Tax ruling from any other Governmental Authority that would remain in effect after the Closing Date; and

(i)            there are no Tax sharing, Tax allocation or Tax indemnity agreements or similar Contracts or arrangements relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than customary commercial or financial arrangements entered into in the ordinary course of business), to which the Company or any of its Subsidiaries is a party and to which any Person other than the Company and its Subsidiaries is a party.

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Section 4.16          Employee Benefit Plans.

(a)           Part 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. With respect to each material Company Employee Plan, the Company has Made Available to Parent correct and complete copies of (where applicable): (i) the most recent determination, opinion, or advisory letter, if any, from the United States Internal Revenue Services (“IRS”) for any Company Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (ii) the plan documents (or, with respect to any unwritten material Company Employee Plan, a written summary of the material terms thereof), together with all amendments thereto, (iii) summary plan descriptions, together with any summaries of material modifications; (iv) any related trust agreements or other funding instruments and all amendments thereto; (v) any material correspondence to or from any Governmental Authority within the past three years, including any materials relating to any government investigation or audit or any submissions under any voluntary compliance procedures; (vi) the most recent annual report required to be filed with any Governmental Authority; (vii) the two most recently prepared actuarial valuation reports; and (viii) the most recently prepared financial statements.

(b)           Neither the Company nor any ERISA Affiliate has or would reasonably be expected to have any material liability in respect of: (i) a “multiple employer plan” within the meaning of Section 4063 or Section 4064 of ERISA, (ii) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (iii) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(c)           Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, with respect to any Company Employee Plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA (each, a “Pension Plan”), none of the following has occurred or existed with respect to which any material liability remains outstanding, nor will any of the following occur or exist as a result of the transactions contemplated by this Agreement: (i) a failure to make on a timely basis any contribution (including, without limitation, any installment) required under Section 302 or 303 of ERISA or Section 412 of the Code; (ii) the filing of an application for a waiver described in Section 412(c) of the Code and Section 303 of ERISA; (iii) a “reportable event” within the meaning of ERISA Section 4043, for which the notice requirement is not waived by the regulations thereunder; or (iv) an event or condition that may cause the Company or any ERISA Affiliate to have a lien imposed on its assets under Title IV of ERISA. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, since the last day of its most recent plan year there has been no (i) change in the actuarial assumptions with respect to any Pension Plan or (ii) increase in benefits under any Pension Plan as a result of plan amendments, written interpretations or announcements (whether written or not). Except (a) as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (b) for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”), which have been timely paid in full, neither the Company nor any Subsidiary of the Company has incurred any liability (including any indirect, contingent, or secondary liability) to the PBGC in connection with any Company Employee Plan covering any active, retired or former employees or directors of the Company or any of its subsidiaries, including, without limitation, any liability under Section 4069 or 4212(c) of ERISA, or ceased operations at any facility or withdrawn from any such Company Employee Plan in a manner which could subject it to liability under Section 4062, 4063 or 4064 of ERISA.

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(d)           Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, with respect to each “multiemployer plan” within the meaning of Section 3(37) of ERISA (each such plan to which the Company or a Subsidiary thereof contributes, a “Multiemployer Plan”): (i) to the Knowledge of the Company, no such Multiemployer Plan is insolvent (as that term is defined in Section 4245 of ERISA); (ii) to the Knowledge of the Company, no such Multiemployer Plan is in critical status, endangered status, or seriously endangered status (as those terms are defined in Section 305 of ERISA); and (iii) the Company and each ERISA Affiliate have, in all material respects, timely made all contributions required to be made by it to any such Multiemployer Plan under the terms of such Multiemployer Plan and/or the applicable Collective Bargaining Agreement that governs such contribution obligation. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, neither the Company nor any of its ERISA Affiliates (a) have incurred or triggered either a complete or partial withdrawal (as defined in Section 4203 or 4205 of ERISA) from any Multiemployer Plan with respect to which the Company or any of its Subsidiaries has any outstanding liability, (b) have any Knowledge as of the date hereof of any facts that exist that would give rise to a partial withdrawal from any such plan by the Company or any of its Subsidiaries, (c) assuming the current rate of the Company’s contributions to any Multiemployer Plan continue at the same exact level as the most recently completed plan year, would have any liability in connection with the triggering or incurrence of a partial withdrawal (as defined in Section 4205 of ERISA) with respect to any of the applicable three-year testing periods ending after the date hereof, or (d) have received a notice indicating that a Multiemployer Plan has incurred a minimum funding deficiency or received or applied for a waiver of the minimum funding standards under Section 412 of the Code. For each Multiemployer Plan, the Company has Made Available to Parent: (i) true and correct copies of all material correspondence within the past three years from each such Multiemployer Plan to the Company relating to such Multiemployer Plan’s funded status, relating to or describing the existence of any minimum funding violation or application for waiver of a minimum funding violation, or containing any reference to or description of any rehabilitation plan or default plan adopted under Applicable Law, (ii) copies of any currently effective participation agreements entered into between the Company or any of its ERISA Affiliates and the Multiemployer Plan and (iii) a copy of a letter, if any has been received by the Company or any of its ERISA Affiliates, from the Multiemployer Plan setting forth the estimated withdrawal liability that would be imposed by the Multiemployer Plan if the Company and its ERISA Affiliates, as applicable, were to withdraw from the Multiemployer Plan in a complete withdrawal, and the factors and methods used to determine such estimate.

(e)           Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is permitted to rely upon an opinion or advisory letter, from the IRS and, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, no circumstance exists that could cause any Company Employee Plan to lose such qualification or require corrective action under the Employee Plans Compliance Resolution System to maintain such qualification.

(f)            Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, (i) each Company Employee Plan is and has been established, operated maintained and administered in all material respects in compliance with its terms, with the terms of any Collective Bargaining Agreements, and with the requirements prescribed by Applicable Laws, including ERISA, the Code, the Patient Protection and Affordable Care Act; (ii) no material litigation or governmental administrative proceeding, audit or other proceeding (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened in writing with respect to any Company Employee Plan; (iii) the Company Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code; and (iv) all material payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in all material respects in accordance with the terms of the applicable Company Employee Plan and Applicable Law.

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(g)           Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective employees, officers, directors or agents has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Employee Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.

(h)           None of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the transactions contemplated hereby could (either alone or together with any other event) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries.

(i)            No Company Employee Plan provides for any tax “gross-up” payments to any individual with respect to any Tax imposed under Section 4999 of the Code.

(j)            Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been established, administered, operated and maintained in all material respects in compliance with Section 409A of the Code. To the Knowledge of the Company, no payment to be made under any Company Employee Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code.

(k)           Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, each Company Employee Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) has been administered and operated in all material respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries is subject to any material liability as a result of such administration and operation.

(l)            Neither the Company nor any of its Subsidiaries has any obligation to provide or liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, officers or directors of the Company or its Subsidiaries, except (i) as required to comply with COBRA or any similar state law provision, (ii) in connection with the payment of severance benefits, or (iii) through the end of a month in which a termination of employment occurs, and the Company has never formally promised in writing to provide such post-termination benefits.

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Section 4.17           Labor and Employment Matters.

(a)            The Company and its Subsidiaries are, and for the past five years have been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices and terms and conditions of employment, including wages and hours, workplace safety and health, work authorization and immigration, leaves of absence, privacy, harassment, retaliation, wrongful termination, affirmative action, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1967, the Age Discrimination in Employment Act of 1967 the Americans with Disabilities Act, and state anti-discrimination laws and there are no arrearages in the payment of wages. The Company has not received written notice of any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company or any of its Subsidiaries. To the Knowledge of the Company, no written complaints relating to employment practices of the Company have been made to any Governmental Authority or submitted to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws for at least the past five years.

(b)            No employee of the Company or any of its Subsidiaries is represented by a labor union, labor organization, works council or other employee representative body. Neither the Company nor any Subsidiary of the Company is subject to any charge, demand, petition or representation Proceeding seeking to compel, require or demand it to bargain with any labor union, labor organization, works council or other employee representative body, nor is there pending or, to the Knowledge of the Company, threatened any labor strike, slowdown, stoppage, picketing or lockout involving the Company or any Subsidiary of the Company, and there has been no such activity pending or, to the Knowledge of the Company, threatened within the past twelve months. To the Knowledge of the Company, there are no efforts pending or threatened by or on behalf of any labor union, labor organization, works council or other employee representative body to organize any employees of the Company or any of its Subsidiaries.

(c)            No notice, consent or consultation obligations with respect to any employees of Company or any of its Subsidiaries, or any labor organization, works council, trade union, employee association or other employee representative body representing employees of the Company or any of its Subsidiaries, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(d)            The Company has delivered accurate and complete copies of all employee manuals and handbooks, disclosure material, policy statements, and other materials relating to the employment of the current and former employees of the Company and all of its Subsidiaries.

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(e)            Part 4.17(e) of the Company Disclosure Schedule contains a complete and accurate list of all employees of the Company or any of its Subsidiaries as of the date of this Agreement, setting forth for each employee: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; bonus potential; average scheduled hours per week; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); any visa or work permit status and the date of expiration, if applicable; and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing Date or otherwise in connection with the transactions contemplated hereby. No executive or key employee of the Company or any of its Subsidiaries: (i) to the Knowledge of the Company, has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the 12 month period following the date hereof, (ii) is employed under a non-immigrant work visa or other work authorization that is limited in duration, or (iii) has been the subject of any sexual harassment, sexual assault, sexual discrimination or other misconduct allegations during his or her tenure at the Company or any of its Subsidiaries during the last two years.

(f)             Neither the Company nor any of its Subsidiaries has experienced a “plant closing,” “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary in the past three years. During the 90 day period preceding the date hereof, no employee has suffered an “employment loss” as defined in the WARN Act with respect to the Company or any Subsidiary.

(g)            The Company and its Subsidiaries have complied with all Applicable Laws in all material respects, and have made commercially reasonable efforts to comply with all applicable guidance published by a Governmental Authority, concerning workplace and employee health and safety practices related to the coronavirus (COVID-19) pandemic.

Section 4.18           Insurance. Part 4.18 of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic policies still in force, excluding any insurance policy maintained in connection with any Company Employee Plan (the “Insurance Policies”). As of the date hereof, all material Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid. Neither the Company nor any of its Subsidiaries is, and there is no event which, with the giving of notice of lapse of time or both, would reasonably be expected to result, in breach of or default under any of such material Insurance Policies. The Company and each of its Subsidiaries is covered by valid and effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are in a form and amount which is reasonably adequate for the operation of its and its Subsidiaries’ business. Since January 1, 2018 through the date hereof, the Company has not received any notice of termination or cancelation or denial of coverage with respect to any insurance policy.

Section 4.19           Environmental Matters. Since January 1, 2018, and except for matters that would not reasonably be expected to be material to the Company or any of its Subsidiaries:

(a)            the Company and its Subsidiaries have been, and currently are, in compliance with all Environmental Laws;

(b)            Neither the Company nor any of its Subsidiaries have received any written notices, demand letters or requests for information from any Governmental Authority or any other Person indicating that the Company or any its Subsidiaries is or may be in violation of, or may be liable under, any Environmental Law;

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(c)           the Company and its Subsidiaries have held, and currently hold, all Environmental Permits required for the operation of the business of the Company and its Subsidiaries as currently conducted and are in compliance with the terms and conditions of such Environmental Permits;

(d)           no writs, injunctions, decrees, orders or judgments to which the Company or any of its Subsidiaries is a party have been, or currently are, outstanding, and there has been no Proceeding, claim or written notice pending, or to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, relating to the compliance of the Company or any of its Subsidiaries with, or the liability of the Company or any of its Subsidiaries under, any Environmental Law;

(e)           to the Knowledge of the Company, no Hazardous Substance has been released or disposed of as a result of the operation of the business of the Company or its Subsidiaries for which an obligation or liability would reasonably be expected to arise under Environmental Law; and

(f)            neither the Company nor any of its Subsidiaries has been, or currently is, a party to any Contract pursuant to which it is obligated to indemnify any other person with respect to, or be responsible for any violation of or liability pursuant to, any Environmental Law.

Section 4.20           Intellectual Property.

(a)            Part 4.20(a) of the Company Disclosure Schedule contains a complete list of all Owned Intellectual Property that is registered, issued, or subject to a pending application for registration or issuance, including Patents, pending Patent applications, registered Marks, pending applications to register Marks, registered Copyrights, pending applications to register Copyrights, internet domain names, and social media accounts and handles, including, but not limited to, an identification of, as applicable, the (i) owner of record; (ii) the jurisdiction of the registration or application; (iii) registration number; and (iv) application number (collectively “Company Registrations”). The Company or one of its Subsidiaries is the sole and exclusive record owner of each of the Company Registrations, and each of the Company Registrations is subsisting, valid and enforceable. The Company or one of its Subsidiaries exclusively owns all rights, title and interests in and to the Owned Intellectual Property, including the Company Registrations, free and clear of all Liens, other than Permitted Liens. All Company Registrations have been duly maintained in all material respects and are not expired, canceled or abandoned, except for such issuances, registrations or applications that the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment in the ordinary course of business and consistent with past practice.

(b)            The Company and its Subsidiaries own, or are licensed to or otherwise have a valid right to use pursuant to an enforceable written Contract, all Company Intellectual Property, and the Company and its Subsidiaries will continue to have such rights immediately after the Closing to the same extent as prior to the Closing. Neither the validity, enforceability, scope, ownership or inventorship of any Owned Intellectual Property is (i) currently being challenged or, to the Knowledge of the Company, threatened in writing to be challenged in any Proceeding (including any opposition, cancellation, interference, inter partes review or re-examination) or (ii) subject to any outstanding ruling or order by a Governmental Authority.

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(c)            All material Patents, Marks, Copyrights and other Company Registrations owned by the Company and its Subsidiaries that have been the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, canceled or abandoned, except for such issuances, registrations or applications that the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment and consistent with past practice.

(d)            The Company and its Subsidiaries are in compliance in all material respects with, and have not materially breached, violated or defaulted under, received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound relating to any of the Company Intellectual Property. To the Knowledge of the Company, there has been no event or occurrence that would reasonably be expected to constitute such a breach, violation or default of any such Contract (with or without the lapse of time, giving of notice or both). Each such Contract is in full force and effect, and to the Knowledge of the Company, no third party obligated to the Company or any of its Subsidiaries pursuant to any such Contract is in breach or default thereunder.

(e)            Since January 1, 2018 through the date hereof, there have been, and as of the date hereof there are, no legal disputes, claims, or investigations pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, alleging interference with, infringement of, dilution of, or misappropriation of any Intellectual Property Rights of any Person (“Third Party Intellectual Property”) by the Company or any of its Subsidiaries.

(f)             Neither the operation of the business of the Company, its Subsidiaries, and any Predecessor to the Company or the Company’s Subsidiaries (including the commercialization of their respective products or services) nor any activity of the Company, its Subsidiaries, and any Predecessor to the Company or the Company’s Subsidiaries has infringed upon, diluted, misappropriated, or violated any Third Party Intellectual Property, in each case in any material respects. As of the date hereof the Company and its Subsidiaries have not received any written notice alleging any such infringement, dilution, misappropriation or violation since January 1, 2018 (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person).

(g)            To the Knowledge of the Company, no Person has, in any material respect, infringed upon, misappropriated, or violated any of the Company Intellectual Property, and the Company and its Subsidiaries have not sent any written notice alleging any such infringement, dilution, misappropriation or violation since January 1, 2018.

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(h)           The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of its and their Trade Secrets that are protectable under applicable trade secret law, and commercially reasonable measures to protect the confidentiality of its and their other material Trade Secrets in all material respects. The Company and its Subsidiaries are in compliance in all material respects with all applicable privacy, data security and data protection laws, regulations and written contractual requirements in all relevant jurisdictions. Each current and former employee and Independent Contractor of the Company and any of its Subsidiaries, and any other Person, who contributed to the development of any Owned Intellectual Property has executed an enforceable written Contract that assigns to the Company or its Subsidiaries all of such Person’s rights, title and interests relating to any and all of such products, technologies, services and Intellectual Property Rights.

(i)            The Company and its Subsidiaries do not distribute any Software. The Company and its Subsidiaries lawfully own, lease or license all Systems. The Contracts related to the Systems are in the name of the Company or its Subsidiaries, and the Company and its Subsidiaries are not in material breach of any of their respective Contracts relating to Systems. From January 1, 2018 through the date hereof, there has been no failure, material substandard performance, or security incident with respect to the Systems, in each case that has caused a material disruption to the business of the Company or its Subsidiaries. The Company and its Subsidiaries maintain commercially reasonable backup and data recovery, disaster recovery and business continuity plans, procedures and facilities and test such plans and procedures on a reasonably regular basis, and such plans and procedures have proven effective in all material respects upon such testing. To the Knowledge of the Company, the Systems do not and have not contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware, or data (collectively, “Malicious Code”). The Company and its Subsidiaries use industry standard methods to (i) detect and prevent Malicious Code that may be present in the products and (ii) subsequently correct or remove such Malicious Code.

Section 4.21          Properties. Part 4.21 of the Company Disclosure Schedule contains an accurate and complete list of the addresses of all real property owned by the Company and its Subsidiaries (collectively, the “Owned Real Property”), and an accurate and complete list of all agreements which grant the Company the right to use or occupy any real property as a tenant, subtenant, permittee, lessee, licensee or pursuant to a similar tenancy arrangement including, without limitation, any ground leases, master leases, subleases, subordinate leases, or licenses and each of the agreements, memoranda of agreement, assignments, consents, guarantees, and other agreements delivered in connection with such occupancy agreements, and all amendments, modifications, supplements, waivers, terminations, renewals and extensions thereof, and all real property leased or subleased by it in the Company SEC Documents (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). Each of the Company and its Subsidiaries have good and marketable fee title, or the local equivalent, to the Owned Real Property, and valid leasehold or subleasehold interest in all Leased Real Property, in each case, free and clear of all Liens (other than Permitted Liens), and all easement or other rights, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted. There are no outstanding purchase options or rights of first refusal or other contractual rights or obligations to sell, lease, sublease or assign any of the Real Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (a) there are no actions pending, or, to the Knowledge of the Company, no Leased Real Property is subject to any pending or threatened condemnation or eminent domain proceedings, lawsuits or administrative actions that affect any portion of the Leased Real Property and the Company has not received any written notice of the intention of any Governmental Authority to take or use any portion of the Leased Real Property and (b) all certificates of occupancy and permits of any Governmental Authority having jurisdiction over the Leased Real Property that are required to use or occupy the Leased Real Property or to operate the business of the Company have been issued and are in full force and effect. No portion of any security deposit or letter of credit, as applicable, has been applied by a landlord under any of the leases or other agreements regarding the occupancy of the Real Property.

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Section 4.22          Privacy and Data Security.

(a)           The Company and its Subsidiaries comply and have at all times complied in all material respects with all Privacy Obligations. The Company and its Subsidiaries have adopted and published a privacy notice and policy at https://www.alaskacommunications.com/Privacy that accurately describes their privacy practices. The Company and its Subsidiaries maintain commercially reasonable privacy and data security policies, processes, and controls, and an appropriate privacy program. The Company and its Subsidiaries have obtained all necessary consents, required for them to Process Personal Information.

(b)           The execution, delivery, performance and consummation of the transactions contemplated by this Agreement (including the Processing of Personal Information in connection therewith) will not cause or constitute a breach or violation of any applicable Privacy Obligations.

(c)           The Company and its Subsidiaries have implemented and maintain an information security program comprising reasonable and appropriate physical, administrative and technical safeguards that are (i) appropriate to the size and scope of the Company and its Subsidiaries and the Personal Information and other confidential information they Process in the conduct of their business, (ii) consistent with the best practices adopted for the industry in which the Company and its Subsidiaries operate, (iii) designed to protect the operation, confidentiality, integrity, availability and security of the Company’s and its Subsidiaries’ IT systems, and all Personal Information and other confidential information processed thereby, against unauthorized access, acquisition, interruption, alteration, modification, or use, and (iv) consistent with the Company’s and its Subsidiaries’ Privacy Obligations. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material failure of these physical, administrative and technical safeguards.

(d)           The Company and its Subsidiaries have taken reasonable measures to ensure that all third parties that Process Personal Information on their behalf comply with applicable Privacy Obligations. The Company and its Subsidiaries obligate third parties that Process Personal Information on their behalf to take reasonable measures to safeguard Personal Information.

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(e)          The Company has: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to the Company’s systems and products (collectively, “Information Security Reviews”); and (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews. The Company provides its employees with regular training on privacy and data security matters.

(f)           There is not currently pending and there has not been since January 1, 2016 any claim, action, litigation, investigation, audit, complaint, or other proceeding to, from, by or before any Governmental Authority against the Company or any of its Subsidiaries with respect to privacy or data security, and, to the Knowledge of the Company, there is no reasonable basis for such actions.

(g)          Neither the Company nor any of its Subsidiaries has, in the past two years, experienced any security incident, nor has, to the Knowledge of the Company, any third party who Processes Personal information on the Company’s or its Subsidiaries’ behalf, experienced any Security Incident affecting the Processing of Personal Information or other confidential information on behalf of the Company or any of its Subsidiaries.

(h)          Neither the Company nor any of its Subsidiaries do business in California or Europe, other than to provide services to Alaska based customers. Neither the Company nor any of its Subsidiaries are subject to the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC) and/or the General Data Protection Regulation (2016/679).

Section 4.23          Brokers’ Fees. Except for the Company Financial Advisor, there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement, or that would become payable as a result of the Merger or the other transactions contemplated by this Agreement. Prior to the execution of this Agreement, the Company has provided to Parent, true and correct redacted copies of all Contracts between the Company and any of its Subsidiaries, on the one hand, and the Company Financial Advisor related to the Merger and the other transactions contemplated by this Agreement. Except pursuant to the agreement set forth on Part 4.23A of the Company Disclosure Schedule, no amounts will be payable to the Company Financial Advisor in connection with the Macquarie/GCM Merger Agreement or the transactions contemplated thereby.

Section 4.24         Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion addressed to the Company Board to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its affiliates) in the Merger pursuant to this Agreement is fair from a financial point of view, to such holders. A signed copy of such opinion shall be provided (solely for informational purposes) to Parent promptly following execution of this Agreement and receipt thereof by the Company (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub or any of their respective Affiliates.

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Section 4.25        Trade Practices. To the Knowledge of the Company, none of the Company or any of its Subsidiaries have engaged in unfair competition or trade practices or any false or misleading advertising practices under the laws of any jurisdiction in which the Company or any of its Subsidiaries operates or markets any of its products or services, in each case in any material respect.

Section 4.26         International Trade Laws. To the Knowledge of the Company, the Company and its Subsidiaries, during all times as to which the applicable statute of limitations has not yet expired, have complied in all material respects with all International Trade Laws applicable to the Company or any of its Subsidiaries. Without limiting the foregoing and in each case to the Knowledge of the Company:

(a)          the Company and its Subsidiaries have obtained, and are in compliance in all material respects with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)          there are no pending claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(c)          no Export Approvals with respect to the transactions contemplated hereby are required;

(d)          the Company has not received written notice that the Company or its Subsidiaries, their respective directors, officers or employees, in each case in their capacity as such, is a Sanctions Target;

(e)          for the past five years, neither the Company nor its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance with International Trade Laws; and

(f)           neither the Company nor any of its Subsidiaries has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past violations of International Trade Laws.

(g)          during the past five years, none of the Company or any of its Subsidiaries has marked or advertised any products as “Made in the USA,” “Made in America,” or otherwise promoted products using equivalent markings, including American flag symbols.

Section 4.27          Macquarie/GCM Merger Agreement. The termination of the Macquarie/GCM Merger Agreement effected in accordance with Section 2.09 was duly authorized and validly effected in accordance with the terms thereof.  No termination fee is payable to Juneau Parent Co, Inc. or Juneau Merger Co, Inc. other than the $6,800,000 Company Termination Fee (as defined in the Macquarie/GCM Merger Agreement) to Juneau Parent Co, Inc. pursuant to Section 9.04(b) of the Macquarie/GCM Merger Agreement and the Company has no other liability or obligation under the Macquarie/GCM Merger Agreement, including with respect to the payment of any other termination fees or (other than as contemplated by Section 4.23) any other fees and expenses.  As of the date of this Agreement, the Company has not received notice of any breach of the Macquarie/GCM Merger Agreement.

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ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 5.01       Organization, Standing and Power. Each of Parent and Merger Sub is a limited liability company or corporation duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and has all necessary limited liability company or corporate power required to carry on its business as now conducted.

Section 5.02       Corporate Authorization. Each of Parent and Merger Sub has all necessary limited liability company or corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company or corporate action on the part of Parent and Merger Sub. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of specific performance, injunctive relief and other equitable remedies.

Section 5.03       Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (b) compliance with any applicable requirements of (i) the HSR Act and (ii) any other applicable Antitrust Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other U.S. state or federal or foreign securities laws, Applicable Laws or the rules or regulations of Nasdaq, (d) compliance with any applicable requirements of the Communications Act and FCC Rules including any referral to, and consent of, the Team Telecom Committee in connection with any FCC application, (e) compliance with any Applicable Law of any PUCs, (f) compliance with any Applicable Law of any foreign public utility bodies regulating telecommunications businesses, (g) compliance with any Applicable Law of Localities, or (h) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 5.04       Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both) (a) result in any violation or breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, result in a violation or breach of any provision of any Applicable Law or Order, or (c) require any consent or approval under, violate, result in any breach of or default under or give to others any right of termination of, any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which any of their respective properties or assets are bound, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to be material to Parent and Merger Sub, taken as a whole, or to prevent or materially delay Parent’s ability to consummate the Merger. No foreign Person holds a direct or indirect equity or voting ownership interest in Parent or Merger Sub that is required by, and except as set forth on Schedule 5.04, neither Parent nor Merger Sub is affiliated with a foreign carrier within the meaning of, the FCC Rules and the FCC’s orders and other published rulings thereunder to be disclosed in the FCC applications to be filed in connection with the Communications Consents.

Section 5.05       Capitalization and Operation of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 5.06       No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or to approve the Merger or the other transactions contemplated by this Agreement. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07       Litigation. As of the date hereof, there is no material Proceeding pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any material Order that would reasonably be expected to have a Parent Material Adverse Effect.

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Section 5.08       Financing. Parent has delivered to the Company true, correct and complete copies, as of the date hereof, of (i) each fully executed Equity Commitment Letter (the financing provided for therein being collectively referred to as the “Equity Financing”) and (ii) a fully executed commitment letter (together with all exhibits, schedules, and annexes thereto) and fee letter from the financial institutions identified therein, the “Debt Financing Commitment Letter” and, together with the Equity Commitment Letters, the “Financing Commitment Letters”) to provide, on the terms and subject only to the conditions expressly stated therein, debt financing in the amounts set forth therein; provided that fee amounts and pricing terms, including terms of the “market flex” and other commercially sensitive information, in the fee letter entered into in connection with the Debt Financing, may have been redacted to the extent, in each case, they are Permissible Redacted Terms. As of the date hereof, none of the Financing Commitment Letters has been withdrawn, terminated, repudiated, rescinded, amended, amended and restated or modified, no terms thereunder have been waived, and no such withdrawal, termination, repudiation, rescission, amendment, amendment and restatement, modification or waiver has occurred, and, to the extent related to any Person that is not an Affiliate of Parent, to the knowledge of Parent, there is no condition existing that would require any such withdrawal, termination, repudiation, rescission, amendment, amendment and restatement, modification or waiver, except to the extent any such amendment is not prohibited under this Agreement. Assuming the Equity Financing is funded in accordance with the Equity Commitment Letters and the Debt Financing is funded in accordance with the Debt Financing Commitment Letter, as applicable, the net proceeds contemplated by the Equity Commitment Letters, and the net proceeds contemplated by the Debt Financing Commitment Letter, will in the aggregate, be sufficient for Parent, Merger Sub and the Surviving Corporation to pay the amounts required to be paid in connection with the Merger and the other transactions contemplated hereby, including payment of the Aggregate Merger Consideration, to make any repayment, repurchase or refinancing of debt of the Company and its Subsidiaries contemplated by this Agreement, to pay any other amounts required to be paid by Parent or Merger Sub on or prior to the Closing Date in connection with the consummation of the transactions contemplated by this Agreement (the “Required Amount”), assuming the satisfaction of the conditions set forth in Section 7.02(a) and Section 7.02(b) on the Closing Date. Each Financing Commitment Letter is enforceable against Parent, Merger Sub (to the extent Parent or Merger Sub is a party thereto) and, to the knowledge of Parent, such other Persons party thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Applicable Laws affecting creditors’ rights generally and by general principles of equity. As of the date hereof, the Financing Commitment Letters are in full force and effect and assuming the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.02 on the Closing Date, Parent has no reason to believe that any event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under any of the Financing Commitment Letters. Assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02 on the Closing Date, as of the date hereof, Parent does not have any reason to believe that the full amount under the Financing Commitment Letters will not be available to Parent or Merger Sub on the Closing Date. As of the date hereof, the Equity Commitment Letter contains all of the conditions precedent and other conditions to the obligations of the parties thereunder to make the full amount of the Equity Financing available to Parent on the terms therein. As of the date hereof, there are no side letters or other agreements, arrangements or understandings to which Parent or any Equity Investor is a party that would adversely affect the availability of the Equity Financing on the Closing Date, other than as expressly set forth in the Equity Commitment Letter provided to the Company on or prior to the date hereof. Each Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof as set forth therein. Parent and Merger Sub acknowledge and agree that their obligation to consummate the Merger and pay the Aggregate Merger Consideration is not conditioned on the availability of Debt Financing.

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Section 5.09       Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger and after giving effect to the transactions contemplated by this Agreement, including the Financing Commitment Letters and the payment of the Aggregate Merger Consideration, (b) any repayment, repurchase or refinancing of debt contemplated in this Agreement, (c) the accuracy of the representations and warranties of the Company set forth in Article 4 hereof, (d) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, (e) payment of all related fees and expenses, (f) compliance with the Company’s obligations in this Agreement and satisfaction of the conditions set forth in Section 7.01 and Section 7.02 on the Closing Date and (g) any estimates, projections or forecasts of the Company and its Subsidiaries furnished to Parent or its Affiliates or Representatives have been prepared by them in good faith based upon assumptions that were and continue to be reasonable, Parent and the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.10       Guarantees. Parent has furnished the Company with a duly executed, true, complete and correct copy of each Guarantee. As of the date hereof, each Guarantee is in full force and effect. As of the date hereof, each Guarantee is (i) a legal, valid and binding obligation of the respective Guarantor and (ii) to the knowledge of Parent and Merger Sub, enforceable in accordance with its respective terms against such Guarantor, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. There is no breach or default under any Guarantee by any Guarantor, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by any Guarantor.

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Section 5.11      Absence of Certain Agreements. As of the date hereof, none of Parent, the Equity Investors or Merger Sub has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (a) pursuant to which any stockholder of the Company would be entitled to receive, in respect of any share of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (b) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the transactions contemplated by this Agreement. As of the date hereof, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, any Equity Investor or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement.

Section 5.12      Stock Ownership. None of (a) Parent, (b) Merger Sub, (c) ATN International, Inc. or any Affiliate controlled thereby, (d) Freedom 3 Investments IV, LP or (e) Freedom 3 Capital, LLC or any of its Affiliates controlled thereby, including separately managed accounts that are managed by Freedom 3 Capital, LLC (the entities referred to in clauses (a) through (e), collectively the “Investor Entities”), owns any shares of capital stock of the Company. None of Parent, the Equity Investors, or Merger Sub is an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL.

Section 5.13       Equity Investors.

(a)      Each Equity Investor has access to available cash, uncalled commitments or the right to call investment capital and will have on hand at Closing sufficient cash in the aggregate equal to or greater than the amounts required to be funded under its Equity Commitment Letter.

(b)      (i) Each Equity Investor has all requisite, corporate, limited partnership or other power and authority to perform all of its obligations under its Equity Commitment Letter, (ii) the funding by each Equity Investor of the entire equity commitment under its Equity Commitment Letter has been duly and validly authorized and approved by all necessary action(s) thereof, (iii) the aggregate equity commitment under each Equity Commitment Letter is less than the maximum amount that the applicable Equity Investor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (iv) the funding of the entire equity commitment under each Equity Commitment Letter will not require any Equity Investor to assign, transfer, grant participation in or otherwise sell down its interest in Parent, and (v) the execution, delivery and performance by the Equity Investor of the Equity Commitment Letter and the obligations contained therein do not conflict with any existing document to which Equity Investor is a party or otherwise binding on Equity Investor.

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ARTICLE 6
COVENANTS

Section 6.01      Conduct of the Company. The Company covenants and agrees that, except for matters (i) expressly permitted or expressly contemplated by this Agreement, (ii) set forth on Part 6.01 of the Company Disclosure Schedule, (iii) reasonably undertaken in connection with any COVID-19 Measures, (iv) undertaken with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (v) required by Applicable Law or the rules and regulations of Nasdaq, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8 hereof, the Company (A) shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to (1) conduct its business in the ordinary course in all material respects, substantially consistent with past practice, (2) to the extent consistent with the foregoing clause (1), maintain its business as a going concern and (3) keep available the services of its current officers and key employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having material business relationships with the Company and its Subsidiaries, and (B) shall not, and shall cause each of its Subsidiaries not to:

(a)        amend the Company’s certificate of incorporation or bylaws, or amend any certificate of incorporation or bylaws, or other comparable charter or organizational documents, of the Company’s Subsidiaries;

(b)        other than with respect to a direct or indirect wholly owned Subsidiary of the Company, (i) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries (or securities convertible or exchangeable therefor), (ii) split, reverse split, combine, subdivide or reclassify or otherwise amend the terms of any capital stock (or securities convertible or exchangeable therefor) of the Company or any of its Subsidiaries, (iii) except as expressly provided in Section 6.01(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries (or securities convertible or exchangeable therefor), or (iv) purchase, redeem or otherwise acquire or offer to purchase, redeem or acquire any Company Securities, except for the net settlement of Company Equity Awards or acquisitions of shares of Company Common Stock by the Company, in each case, in satisfaction by holders of Company Equity Awards of the applicable withholding taxes or in accordance with the terms of the ESPP;

(c)        issue, deliver, sell, grant, announce, pledge, transfer, subject to any Lien, otherwise encumber or dispose of any equity interests of the Company or incur any obligation to make any payments to any Person based on the price or value of any Company Securities, other than (i) the issuance of shares of Company Common Stock pursuant to (A) the terms of Company Equity Awards that are outstanding on the date hereof, in accordance with the applicable terms of such Company Equity Awards as in effect on the date of this Agreement or (B) grants or awards of Company Securities or Company Equity Awards required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof; provided that such grants or awards are pursuant to a form of award agreement that has been made available to Parent or (ii) the issuance of shares of Company Common Stock under the ESPP and pursuant to the terms thereof and Section 2.06 of this Agreement or (iii) the issuance of equity interests of a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(d)        merge, consolidate or, other than in the ordinary course of business substantially consistent with past practice, enter into strategic alliance or similar legal partnership with any Person, file a voluntary petition for bankruptcy or liquidation, dissolve, liquidate, restructure or recapitalize or adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial bankruptcy, liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(e)        (i) increase the salary, wages, benefits, bonuses or other cash compensation payable or to become payable to the Company’s employees, officers, directors or Independent Contractors, except for increases (A) required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof, (B) required under any Company Employee Plan pursuant to the terms in effect as of the date hereof or Collective Bargaining Agreement or under Applicable Law, (C) made in the ordinary course of business and substantially consistent with past practice, or (D) in connection with changes to benefits as part of annual enrollment; provided that such changes made as part of annual enrollment are made in the ordinary course of business, and (ii) other than as required by the terms of the applicable Company Employee Plan or under Applicable Law, enter into, adopt, amend (including by accelerating the vesting, payment or funding of any benefits under), modify or terminate any Company Employee Plan or plan, agreement, arrangement, or policy that would be a Company Employee Plan if in effect on the date hereof;

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(f)                hire, engage or terminate the employment or engagement of (other than for cause, as determined by the Company) any employee, officer, director, or Independent Contractor whose annual base cash compensation exceeds $250,000;

(g)               negotiate, enter into, amend or extend any Collective Bargaining Agreement;

(h)              acquire or commit to acquire any business, assets, real property or capital stock of, or make any loans, advances or capital contribution to any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, entrance into a joint venture or otherwise) that, individually involve a purchase price or principal amount of not more than $500,000 individually or $2,000,000 in the aggregate, other than one or more acquisitions of inventory, supplies, intellectual property assets, raw materials, equipment or similar assets in the ordinary course of business and in amounts substantially consistent with past practice;

(i)                sell, assign, lease, license, pledge, transfer, abandon, subject to any Lien, permit to lapse or otherwise dispose of any assets, properties, or Company Intellectual Property, in each case having a value in excess of $500,000 individually or $5,000,000 in the aggregate, except in the ordinary course of the Company’s or its Subsidiaries’ business substantially consistent with past practice;

(j)                agree to any exclusivity, non-competition or similar provision or covenant limiting the ability of the Company or any of its Subsidiaries to compete or engage in any line of business, with any Person or in any geographic area, or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time, except, in each case, in connection with Contracts entered into with customers, contractors, distributors, resellers, partners or suppliers of the Company and its Subsidiaries or similar arrangements, that (x) are made in the ordinary course of business substantially consistent with past practice, (y) are on terms substantially similar to any such restrictions existing on the date of this Agreement and (z) would not have any such effect (or otherwise restrict or bind) on Parent or any of its Affiliates (other than the Company and its Subsidiaries) after the Effective Time;

(k)               adopt or change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by (i) GAAP (or any interpretation thereof), (ii) by any Applicable Law, including Regulation S-X under the Securities Act, or (iii) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(l)                except for borrowings of revolving loans under the Existing Credit Agreement and capital leases in the ordinary course of business and except for intercompany loans, guarantees, advance or capital contribution between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company, (i) incur, issue, or otherwise become liable for any additional Indebtedness in excess of $5,000,000 in the aggregate, (ii) modify in a manner materially adverse to the Company or its Subsidiaries the terms of any material Indebtedness existing as of the date hereof, (iii) assume, guarantee or endorse the obligations of any Person (other than a wholly-owned Subsidiary of the Company), (iv) make any loan, advance or capital contribution to any Person in excess of $500,000 in the aggregate, other than capital contributions and loans to any wholly owned Subsidiary, and extensions of trade credit in the ordinary course of business, (v) amend, modify or waive any provision of the Existing Credit Agreement (other than to waive or otherwise cure any “Default” or “Event of Default” thereunder provided that Parent has been provided prior written notice thereof and consented to such amendment, modification or waiver), or (vi) other than the regularly scheduled and required amortization payments under the Existing Credit Agreement, repurchase, prepay, terminate or refinance any Indebtedness arising under the Existing Credit Agreement;

(m)              make, change or revoke any material Tax election, change any annual Tax accounting period, file any material amended Tax Return or file any material Tax Return in a manner inconsistent with past practice, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or non-U.S. law) in respect of any material Tax, settle any material Tax Proceeding, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment outside the ordinary course of business;

(n)               make any commitment with respect to capital expenditures in excess of the amounts set forth in Part 6.01(n) of the Company Disclosure Schedule;

(o)               institute, settle or agree to settle any Proceedings, other than (i) the settlement of claims, liabilities or obligations (A) reserved against on the most recent balance sheet of the Company included in the Company SEC Documents or (B) involving payments of less than $500,000 individually or $1,000,000 in the aggregate; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business or (ii) Proceedings brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub;

(p)               enter into any material new line of business;

(q)               fail to maintain in all material respects any Insurance Policies;

(r)                other than in the ordinary course of business or as contemplated by this Agreement (i) amend, modify, renew or terminate, or grant any release or waiver under, any Material Contract (excluding the expiration of any Material Contract in accordance with its terms) or enter into any new Contract that would have been a Material Contract if in existence on the date of this Agreement, or (ii) renew or enter into any Contract with an Affiliate of the Company;

(s)                voluntarily terminate, amend or fail to renew or preserve any Company Communications License as set forth on Part 6.01(s) of the Company Disclosure Schedule;

(t)                conduct any reduction-in-force of employees or other service providers or otherwise implement any layoffs, in each case that could implicate the WARN Act; or

(u)               authorize, commit or agree to take any of the foregoing actions.

Notwithstanding anything set forth in this Agreement or any other documents related to the Merger, prior to the Closing, neither Parent nor Merger Sub shall, directly or indirectly, exercise any form of control over the Company, any of its subsidiaries, or any of the Governmental Permits, within the meaning of the FCC Rules and the FCC’s orders and other published rulings thereunder. In addition, the Company and its Subsidiaries may take such further commercially reasonable actions necessary to (x) respond to emergencies or protect the health and safety of the Company’s or any Subsidiary’s employees, suppliers, customers and other individuals having business dealings with the Company or any Subsidiary of the Company (including any COVID-19 Measures) or (y) respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic; provided that the Company shall, to the extent legally permissible and only if time permits, consult with Parent prior to taking the actions described in this sentence.

Section 6.02        No Solicitation.

(a)               Except as expressly permitted by this Section 6.02, and subject to Section 6.03(b) and Section 6.03(c), until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.01:

(i)                 the Company shall not, and shall cause its Subsidiaries not to, and instruct its and their respective Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub in accordance with this Section 6.02), (A) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of supplying non-public information) any Acquisition Proposal or any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal or with respect to any proposals or inquiries from a Third Party relating to the making of an Acquisition Proposal (other than only informing such Persons of the provisions contained in this Section 6.02), or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case, relating in any way to, for the purpose of encouraging or facilitating, or that could reasonably be expected to lead to, an Acquisition Proposal, (C) enter into any letter of intent, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, Contract, commitment, arrangement, understanding or agreement in principle (other than an Acceptable Confidentiality Agreement) with respect to an Acquisition Proposal or enter into any merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other definitive agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (D) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (E) take any action to exempt any Person (other than Parent and its Affiliates) from restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Applicable Law, or (F) resolve, propose or agree to do any of the foregoing; and

(ii)              the Company shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to immediately cease and terminate any existing discussions or negotiations with any Third Party theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal (including terminating access to any electronic data room), and promptly (within two Business Days after the date hereof), the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be promptly returned or destroyed in accordance with the applicable Acceptable Confidentiality Agreement with such Third Party.

(b)              Notwithstanding anything to the contrary contained herein, if, at any time prior to obtaining the Stockholder Approval, the Company receives an Acquisition Proposal from a Third Party that did not result from a material breach of this Section 6.02, (i) the Company and its Representatives may contact such Third Party making the Acquisition Proposal solely to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing and (ii) if the Company Board or any committee thereof determines, in good faith after consultation with a Company Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, then the Company and its Representatives may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or knowingly facilitate, any such discussions or negotiations; provided, however, that the Company (1) shall not, shall cause its Subsidiaries not to and shall direct its or their Representatives not to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement or confidentiality agreement in place on the date hereof and (2) will promptly (and in any event within two Business Days) provide to Parent any material non-public information or other data or information concerning the Company or its Subsidiaries or access provided to such Third Party, in each case, which was not previously provided to Parent.

(c)              The Company shall as promptly as practicable (and in any event within two Business Days) notify Parent of the Company’s receipt, on or after the date hereof, of any Acquisition Proposal, which notification shall include a copy of the applicable written Acquisition Proposal (or, if oral, the material terms and conditions of such Acquisition Proposal) and the identity of the Third Party making such Acquisition Proposal; provided, that if the Company is specifically prohibited from disclosing the identity of any Person making an Acquisition Proposal, the Company may redact that identity and any other identifying information but shall otherwise provide all such information relating to the Acquisition Proposal (except to the extent providing such information would violate a confidentiality agreement in effect between the Company and a Third Party as of the date hereof). The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any material developments, regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of any agreements (draft or final) or other material documentation relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within two Business Days after receipt thereof. For the avoidance of doubt, all information provided to Parent or its Representatives pursuant to this Section 6.02 will be subject to the terms of the Confidentiality Agreement.

Section 6.03        Company Recommendation.

(a)               Subject to Section 6.03(b) and Section 6.03(c), neither the Company Board nor any committee thereof shall (i) (A) fail to make, withhold, withdraw, amend or modify in any manner adverse to Parent and Merger Sub the Company Recommendation, (B) approve, endorse, adopt or recommend an Acquisition Proposal, (C) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the shares of the Company Common Stock within ten Business Days after a written request by Parent to do so (provided that Parent may only make one such request after commencement of such offer), (D) resolve or publicly propose to take any action described in the foregoing clauses (A) through (C) (the foregoing actions described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, or cause or permit the Company or any Subsidiary of the Company to execute or enter into, any agreement or Contract (other than an Acceptable Confidentiality Agreement pursuant to Section 6.02) with respect to an Acquisition Proposal.

(b)         (i)             Notwithstanding anything in Section 6.02(a) and Section 6.03(a), at any time prior to obtaining the Stockholder Approval, if the Company receives an Acquisition Proposal that did not result from a material breach of Section 6.02, and the Company Board determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel), after giving effect to all of the adjustments to the terms in this Agreement proposed in writing by Parent and Merger Sub in response to such Acquisition Proposal, that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take the actions below would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Company Board may (A) make an Adverse Recommendation Change and/or (B) cause the Company to terminate this Agreement pursuant to Section 8.01(h) and authorize the Company to enter into a definitive agreement providing for a transaction that constitutes a Superior Proposal (which agreement shall be entered into concurrently with such termination), subject to compliance with the terms of paragraph (ii) below.

(ii)              No Adverse Recommendation Change pursuant to Section 6.03(b)(i) may be made and no termination of this Agreement pursuant to Section 8.01(h) may be made:

(A)             until after the fourth Business Day following written notice from the Company (the “Superior Proposal Notice Period”) advising Parent that the Company Board intends to make an Adverse Recommendation Change in connection with a Superior Proposal and/or terminate this Agreement pursuant to Section 8.01(h) (a “Notice of Superior Proposal”) and specifying the identity of the Third Party making, such Superior Proposal, and a copy of any proposed definitive agreement (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and the Superior Proposal Notice Period shall be deemed to have recommenced on the date of such new Notice of Superior Proposal);

(B)              unless, during such four Business Day period, the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent and its Representatives in good faith to make such adjustments to the terms and conditions of this Agreement, the Guarantees and the Financing Commitment Letters as would enable the Company Board to maintain the Company Recommendation in connection with a Superior Proposal and not make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h); and

(C)              unless, following the expiration of such four Business Day period, the Company Board has considered in good faith Parent’s proposal, if any, to adjust the terms and conditions of this Agreement, the Guarantees and the Financing Commitment Letters, and the Company Board determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel) that after giving effect to all of the adjustments to the terms in this Agreement proposed in writing by Parent and Merger Sub in response to such Acquisition Proposal, that the Acquisition Proposal continues to be a Superior Proposal (it being understood and agreed that if Parent makes a proposal to adjust the terms and conditions of this Agreement, the Guarantees and the Financing Commitment Letters and the Company Board determines that such Acquisition Proposal no longer constitutes a Superior Proposal, Parent, Merger Sub and the Company shall promptly enter into amendments to such agreements to embody the terms of such proposal).

(iii)            Notwithstanding anything in Section 6.03(a), at any time prior to obtaining the Stockholder Approval, the Company Board may make an Adverse Recommendation Change, if the Company Board determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel), that (x) an Intervening Event has occurred and is continuing, and (y) the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided, however, that no such Adverse Recommendation Change may be made:

(A)             until after the fourth Business Day following written notice from the Company advising Parent that the Company Board intends to take such action and specifying the material facts underlying the determination by the Company Board that an Intervening Event has occurred, and the reason for the Adverse Recommendation Change, in reasonable detail (a “Notice of Intervening Event”);

(B)              unless, during such four Business Day period, the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to enable Parent to amend this Agreement, the Guarantees and the Financing Commitment Letters in such a manner that obviates the need for an Adverse Recommendation Change; and

(C)              unless, following the expiration of such four Business Day period, the Company Board determines in good faith, taking into consideration any amendments to this Agreement, the Guarantees and the Financing Commitment Letters proposed in writing by Parent (after consultation with a Company Financial Advisor and outside legal counsel), that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law (it being understood and agreed that if Parent makes a proposal to adjust the terms and conditions of this Agreement, the Guarantee and the Financing Commitment Letters and the Company Board determines that such Intervening Event no longer requires an Adverse Recommendation Change, Parent, Merger Sub and the Company shall promptly enter into amendments to such agreements to embody the terms of such proposal).

The provisions of this Section 6.03(b)(iii) shall also apply to any material change to the facts and circumstances relating to an Intervening Event, in which case such change shall require a new Notice of Intervening Event and the Company shall be required to comply again with the provisions of this Section 6.03(b)(iii).

(c)               Nothing contained in Section 6.02 or this Section 6.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any committee thereof, after consultation with outside legal counsel, such disclosure is required under Applicable Law, or (iii) making any disclosure that constitutes a stop, look and listen communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act; provided, however, that the Company may only make any such disclosure that constitutes an Adverse Recommendation Change in compliance with Section 6.03(b).

Section 6.04        Preparation of Proxy Statement; Stockholders’ Meeting.

(a)               As promptly as reasonably practicable (and in any event within fifteen (15) Business Days) after the date hereof, the Company shall prepare a proxy statement in preliminary form (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) for a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) and file it with the SEC, and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing, including to collect from their respective Affiliates, as applicable, any necessary information for the preparation of the foregoing. The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof, including using its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement. The Company shall notify the other parties hereto promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate with the Company, and shall collect from their Affiliates any necessary information, in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required to be set forth in the Proxy Statement under Applicable Law. Parent shall ensure that such information supplied by it and its Affiliates for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to stockholders of the Company and at the time of the Stockholder meeting, contains any untrue statement of material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith. The Company shall pay all filing fees required to be paid to the SEC in connection with the Proxy Statement.

(b)               The Company shall ensure that the Proxy Statement (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied by or on behalf of Parent or Merger Sub or their Affiliates in writing for inclusion or incorporation by reference in the Proxy Statement. If, prior to the Stockholder Meeting, the Company, Parent or Merger Sub discovers that information supplied by Parent and its Affiliates in writing for inclusion in the Proxy Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party hereto which discovers such information shall promptly notify the other parties hereto and the Company shall promptly prepare and file with the SEC an appropriate amendment or supplement to the Proxy Statement and, to the extent required by Applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Company’s stockholders.

(c)               As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC (and in any event within ten Business Days after clearance by the SEC), the Company shall duly set a record date for the Stockholder Meeting and cause the Proxy Statement in definitive form and notice of the Stockholder Meeting to be mailed to the Company’s stockholders. As promptly as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders, the Company shall in accordance with Applicable Law and the Company’s governing documents, convene and hold the Stockholder Meeting for the purpose of considering and taking action upon the matters requiring Stockholder Approval; provided that notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Stockholder Meeting (i) with the consent of Parent, (ii) for the absence of a quorum necessary to conduct the business of the Stockholder Meeting, (iii) after consultation with Parent, to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Stockholder Meeting, (iv) after consultation with Parent, to allow for additional time for the solicitation of proxies in order to obtain the Stockholder Approval, or (v) if the Company is required to postpone or adjourn the Company Meeting by applicable Law, provided, however, that the Company may not postpone the Stockholders Meeting for more than an aggregate of twenty Business Days without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). The Company shall consult with Parent to set the record date for the Stockholder Meeting and shall not change the record date or set a new record date for the Stockholder Meeting without consulting with Parent in good faith. Unless the Company Board or any committee thereof has made an Adverse Recommendation Change in compliance with Section 6.03, the Company shall (x) make the Company Recommendation to the stockholders of the Company and include such recommendation in the Proxy Statement, (y) use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders and to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and (z) take all other action necessary or advisable to secure the vote of the holders of shares of Company Common Stock required by Applicable Law to effect the Merger. In the event of an Adverse Recommendation Change, the Company shall continue to submit this Agreement to the stockholders of the Company for approval at the Stockholder Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholder Meeting.

Section 6.05        Access to Information. Subject to Applicable Law and applicable contractual restrictions, from the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours, to its properties, books, Contracts, personnel, Tax Returns and records (including via remote or electronic means). The foregoing shall not require the Company (a) to provide access to or otherwise make available or furnish any books, Contracts or records if such access would violate a confidentiality, non-disclosure or other similar agreement in effect as of the date hereof, (b) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of outside counsel jeopardize any attorney-client, work product or other legal privilege or protection (it being agreed that, (i) in the case of clauses (a) and (b), that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection and (ii) in the case of clause (a), the Company shall use commercially reasonable efforts to obtain any consents of Third Parties that are necessary to permit such access), (c) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would reasonably be expected to, in the judgment of the Company based on advice of outside counsel, violate any Applicable Law or (d) as determined by the Company in consultation with Parent in good faith, jeopardize the health and safety of any employee of the Company of its Subsidiaries in light of the COVID-19 virus or any COVID-19 Measures. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall provide the Company with at least 24 hours prior notice before Parent, Merger Sub or their respective Representatives acting on their behalf contacts any customer, partner, vendor, supplier or employee of the Company or any of its Subsidiaries in connection with the Merger or any of the other transactions contemplated by this Agreement, and shall provide the Company with an opportunity to participate in any such discussions. All requests for information made pursuant to this Section 6.05 shall be directed the Persons designated by the Company. Subject to Applicable Law and applicable contractual restrictions, in addition to the foregoing, at least one member of the senior management team of the Company will use reasonable best efforts to meet, whether in person or via teleconference or other electronic means, with representatives of Parent or its Affiliates not less than monthly to discuss the operations of the Company and its Subsidiaries. All such information provided by or behalf of the Company or its Subsidiaries pursuant to this Section 6.05 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 6.06        Notice of Certain Events. Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of (i) the occurrence or existence of any fact, event or circumstance that (x) with respect to the Company, has had or could have a Company Material Adverse Effect, (y) with respect to Parent or Merger Sub, has had or could have a Parent Material Adverse Effect and/or (z) would reasonably be expected to result in any of the conditions set forth in Article 7 not being able to be satisfied prior to the End Date, or (ii) any written notice or other written communication that has been received by the Company from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. No notification given by any party pursuant to this Section 6.06 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 6.07        Employee Benefit Plan Matters.

(a)               As of the Closing Date, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company and its Subsidiaries as of the Effective Time. From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation following the Closing Date (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee prior to the Effective Time to be recognized for purposes of eligibility to participate in, and levels of benefits (but not for purposes of any equity or equity-based compensation, long-term incentive, change in control, retention or other one-time or special incentive compensation, defined benefit pension or retiree medical or similar benefits (collectively, “Excluded Benefits”)) under, each compensation, retirement, vacation, paid time off, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their Subsidiaries (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits.

(b)              For a period of 12 months after the Closing Date (or, if shorter, for so long as the applicable Continuing Employee remains employed by the Surviving Corporation or its Subsidiaries), the Surviving Corporation or its applicable Subsidiary will (or Parent will cause the Surviving Corporation or its applicable Subsidiary to) provide each Continuing Employee (other than any employee covered by a Collective Bargaining Agreement, whose compensation and benefits shall be governed by the applicable Collective Bargaining Agreement) with (i) (A) annual base salary or base hourly rate and (B) cash incentive compensation opportunities (including commissions and other than the Excluded Benefits), in each case in an amount at least equal to the level or opportunity that was provided to each such Continuing Employee prior to the Closing Date to the extent disclosed to Parent as of the date hereof (or modified hereafter in accordance with Section 6.01), and (ii) employee benefits (other than the Excluded Benefits) that are no less favorable in the aggregate than those provided to similarly situated employees of the Company and its Subsidiaries prior to the Closing to the extent disclosed to Parent as of the date hereof, in each case without giving effect to any reduction in annual base salary, base hourly rate, cash incentive compensation opportunities or employee benefits in response to or otherwise related to the coronavirus (COVID-19) pandemic.

(c)               From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiary to, use commercially reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods and required physical examinations with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods and required physical examinations would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Benefit Plan; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.07(a) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(d)              The Company shall permit, and cause its Subsidiaries to permit, Parent to contact and make arrangements with the Company’s or its Subsidiary’s employees regarding employment or prospective employment with the Surviving Corporation after the Effective Time and for the purpose of ensuring the continuity of the business, and the Company agrees not to discourage, and to cause its Subsidiaries not to discourage, any such employees from consulting with Parent.

(e)               Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each 2018 Cash Award and Deferred Cash Award, in each case that is outstanding as of immediately prior to the Effective Time, shall be canceled and extinguished and, in exchange therefor, each holder of any such award shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the full amount of such award (such amounts payable hereunder, the “Cash Award Payments”). From and after the Effective Time, the holder of any canceled 2018 Cash Award or Deferred Cash Award shall be entitled to receive only the Cash Award Payment in respect of such canceled award. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer, immediately available funds sufficient to pay the aggregate Cash Award Payments to an account identified by the Company prior to the Effective Time. The Cash Award Payments described in this Section 6.07(e) with respect to (i) the 2018 Cash Awards shall be made by the Surviving Corporation not later than the next regularly scheduled payroll date that is at least two Business Days following the Closing Date, and (ii) the Deferred Cash Awards shall be made within five Business Days following the Closing Date; provided, that such payments may be made at such other time or times following the Effective Time consistent with the terms of the 2018 Cash Award or Deferred Cash Award, as applicable, to the extent necessary, as determined by Parent, to avoid the imposition of additional tax under Section 409A of the Code.

(f)                Nothing in this Section 6.07 shall be deemed to (i) amend any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law, (ii) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates to terminate the employment of, any Continuing Employee for any reason, (iii) constitute the establishment or amendment of any benefit or compensation plan, policy, agreement or other arrangement on the part of Parent, the Surviving Corporation or any of their Affiliates or (iv) create any third party beneficiary rights in any Continuing Employee, any other employee, officer, director, independent contractor of Parent, the Surviving Corporation or any of their respective Affiliates, or any other Person.

Section 6.08        State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions within their respective authority as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.09       Obligations of Merger Sub. Subject to the terms and conditions set forth herein, Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby on the terms and conditions set forth in this Agreement.

Section 6.10        Voting of Shares. Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting, and will vote or cause to be voted the shares of Merger Sub held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement immediately following the execution of this Agreement and shall provide a copy of the certified vote or written consent to the Company.

Section 6.11        Director and Officer Indemnification, Exculpation and Insurance.

(a)               For six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.11(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount paid or payable by the Company for the fiscal year ending December 31, 2019 (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If any such prepaid policies described in this Section 6.11(a) have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)              From and after the Effective Time, each of Parent and the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to: (i) each indemnification agreement in effect as of the date hereof between the Company and each individual who (x) at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company or (y) is listed on Part 6.11(b) of the Company Disclosure Schedule (each such individual in clause (x) or (y), an “Indemnified Party”), the form of which has been Made Available to Parent; and (ii) any indemnification provision (including advancement of expenses subject to the undertaking in this Section 6.11 to repay advanced amounts) and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company as in effect on the date hereof. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c)               If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

(d)               The provisions of this Section 6.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by Applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be intended third party beneficiaries of this Section 6.11); provided, however, that such rights of the Indemnified Parties as third party beneficiaries under this Section 6.11 shall not arise until the Effective Time.

Section 6.12        Further Action; Regulatory Approvals; Reasonable Best Efforts.

(a)               Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of such steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authorities, (ii) using reasonable best efforts to deliver required notices to, and to obtain the required consents or waivers from, third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b)               In furtherance and not in limitation of Section 6.12(a), each of the Company and Parent shall, shall cause their respective Subsidiaries to and shall instruct their respective Representatives to, use their respective reasonable best efforts to: (i) promptly and in no event later than ten (10) Business Days after the date hereof, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and shall use reasonable best efforts to promptly secure the expiration or termination of any applicable waiting periods under the HSR Act; (ii) promptly make all filings, and use reasonable best efforts to cause Parent, Merger Sub and the Company to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) under the HSR Act or by any other Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period; (iv) use reasonable best efforts to cause to be taken by Parent, Merger Sub and the Company, as applicable, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Merger and the other transactions contemplated by this Agreement; and (v) promptly take all reasonable actions and steps requested or required by any Governmental Authority as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the Merger and the other transactions contemplated by this Agreement; provided that the Company and its Subsidiaries will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company or its Subsidiaries, only in the event the Closing occurs. Parent or its Affiliates shall pay all filing fees under the HSR Act and other applicable Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Merger or the other transactions contemplated by this Agreement.

(c)               In furtherance and not in limitation of Section 6.12(a), each of the Company and Parent shall, shall cause their respective Subsidiaries to and shall instruct their respective Representatives to, use their respective reasonable best efforts to: (i) cause Parent, Merger Sub and the Company to obtain the Communications Consents and to make any registrations, declarations, notices or filings, if any, in connection therewith necessary for the consummation of the transactions; (ii) in consultation and cooperation with the other party, make as promptly as practicable all applicable filings with the FCC (including any applications and filings pertaining to the transfer of control of the Company FCC Licenses), any PUCs, or any Localities to obtain the Communications Consents; and (iii) respond as promptly as practicable to any requests of the FCC (including requests from the Team Telecom Committee), any PUC, any Locality or any foreign regulatory bodies for information relating to the Communications Consents, as applicable; provided, that each of the Company and Parent shall use their reasonable best efforts to consult with the other before communicating with any Governmental Authority or attending any meeting with a Governmental Authority relating to these matters, to consider in good faith all reasonable additions, deletions, or changes suggested in connection with any submissions to any Governmental Authority relating to these matters, and to the extent permitted by Applicable Law and reasonably practicable shall notify the other party and enable the other party to participate in each such communication, meeting, or submission.

(d)               Without limiting the generality of anything contained in this Section 6.12, each of the Company, Parent and Parent’s Affiliates shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry or Proceeding by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry or Proceeding; (iii) promptly inform the other parties of any communication to or from the FTC, DOJ, FCC, Team Telecom Committee, PUCs or any other Governmental Authority to the extent regarding the Merger and the other transactions contemplated by this Agreement, or regarding any such request, inquiry or Proceeding, and provide a copy of all written communications to the other parties; and (iv) withdraw and re-file any notice under the HSR Act only if the other parties hereto agree. Subject to Applicable Law, in advance and to the extent practicable, each of Parent, Parent’s Affiliates or the Company, as the case may be, will consult the other on all the information relating to Parent, Parent’s Affiliates or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement pursuant to this Section 6.12 and shall incorporate all comments reasonably proposed by Parent or the Company, as the case may be; provided, however, that if review of any information would be material in connection with any second request (or similar process) such information shall be provided solely to those individuals acting as outside antitrust counsel for the other parties (provided that such counsel shall not disclose such information to such other parties and shall enter into a joint defense agreement with the providing party). Each of the Company, Parent and Parent’s Affiliates agrees not to participate in any meeting(s) with any Governmental Authority in respect of any submission, notification or investigation under any Antitrust Law unless such party consults with the other party in advance. In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry or Proceeding in respect of the Merger and the other transactions contemplated by this Agreement, each of the Company, Parent and Parent’s Affiliates will permit authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry or Proceeding. Parent shall cause its Affiliates to make filings, registrations and declarations, deliver notices, documents, reports and submissions, execute and deliver instruments, and provide information as required in connection with this Section 6.12 and otherwise to comply with the obligations set forth in this Section 6.12 as if such Affiliates were Parent, and any failure by any of its Affiliates to comply with such obligations contained in this Section 6.12 shall be deemed for all purposes of this Agreement to be a breach of this Agreement by Parent. Nothing in this Section 6.12 shall limit the Company’s ability to direct or conduct its day to day dealings with the FCC, PUCs and any other Governmental Authority concerning its regulated activities, apart from the applicability of the Antitrust Laws to the Merger.

(e)               Each of Parent and the Company shall use their respective reasonable best efforts to obtain the consents from the FCC (including the Team Telecom Committee) and any PUC.

(f)               For the purposes of this Section 6.12, “reasonable best efforts” of Parent and Merger Sub shall include taking any and all reasonable actions, or refraining from taking any unreasonable action, necessary to obtain the consents of any Governmental Authority (including the Communications Consents and consents under applicable Antitrust Laws), including, but not limited to, (i) contesting and resisting any Proceeding instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Applicable Law, (ii) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or holding separate (through the establishment of a trust or otherwise), of any assets, properties and businesses of the Company or its Subsidiaries, or Parent or its Affiliates, (iii) conducting the Company’s and its Subsidiaries’ businesses, or the businesses of Parent or its Affiliates, in a specified manner, or proposing and agreeing or permitting to conduct any of such businesses in a specified manner, or committing the Company and its Subsidiaries to take, or refrain from taking, any action in each case, to the extent necessary to obtain any such clearance, resolve any such objections or avoid or eliminate any such impediments (the actions described in clauses (i), (ii) and (iii), the “Remedy Actions”), (iv) obtain from Parent’s Affiliates information necessary to fulfill Parent’s and Merger Sub’s obligations under this Section 6.12 and (v) arrange for Representatives of Parent’s Affiliates to be available as is reasonably necessary to fulfill Parent’s and Merger Sub’s obligations under in this Section 6.12; provided, that neither Parent nor the Company shall be required to agree to (1) any term or take any action in connection with receipt of consents under applicable Antitrust Laws or any Communications Consent that is not conditioned upon consummation of the Merger, or (2) any Remedy Action that would otherwise constitute a Burdensome Condition or Parent Burdensome Condition.

Section 6.13        Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two Business Days) notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Stockholder Litigation. The Company shall keep Parent reasonably apprised of the status of, and proposed strategy and other significant decisions with respect to, any Stockholder Litigation, and Parent shall be given the opportunity to review and offer comments or suggestions on all filings and responses to be made by the Company with respect to such Stockholder Litigation, which the Company shall consider in good faith. The Company shall not be permitted to settle, or engage in settlement or compromise negotiations concerning, and Stockholder Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.14        Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press release or making any other public announcements, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such other public announcement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement (a) may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company are listed, in which case the party required to make the release or announcement shall use reasonable best efforts to consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, (b) that is consistent with previous releases, public disclosures or public statements made jointly by the parties or individually, if approved by the other party or (c) relates to an Acquisition Proposal or Superior Proposal; provided, however, that notwithstanding the foregoing and for the avoidance of doubt, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to an Adverse Recommendation Change effected in accordance with Section 6.03 or “stop look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act. For the avoidance of doubt, nothing herein shall restrict Parent or the Debt Financing Sources or their respective Affiliates from making customary announcements and communications in connection with the arrangement of the Debt Financing; provided, that Parent shall provide the Company and its counsel with a reasonable opportunity to review and comment on such announcements or communications and shall consider the Company’s comments in good faith.

Section 6.15        Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16        Section 16 Matters. Promptly after the date hereof, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.17        Financing.

(a)               Prior to the Closing, the Company shall use reasonable best efforts, and shall cause its Subsidiaries to use reasonable best efforts, and shall use reasonable best efforts to cause their and their Subsidiaries’ respective Representatives, in each case, with appropriate seniority and expertise in the good faith judgement of the Company, at Parent’s sole cost and expense, to provide to Parent all cooperation reasonably requested by Parent, in connection with arranging, syndicating, consummating and obtaining the Debt Financing under and in accordance with the terms of the Debt Financing Commitment Letter and/or arranging, syndicating, consummating and obtaining any Alternative Debt Financing (collectively, the “Debt Financing”), including: (i) assisting in the preparation of a confidential information memorandum and other customary marketing materials to be used in connection with the marketing of the Debt Financing and ratings agency presentations and delivering customary representation and authorization letters in connection therewith; (ii) upon reasonable prior notice and at times to be reasonably agreed, participation of representatives of senior management of the Company (which participation may be by videoconference) in a reasonable number of due diligence sessions, drafting sessions and rating agency meetings, as well as a reasonable number of meetings with Debt Financing Sources; (iii) providing customary information and assistance reasonably necessary to assist Parent and its counsel with obtaining the customary legal opinions required to be delivered in connection with the Debt Financing; (iv) permitting officers of the Company or any of its Subsidiaries who will be officers of the Company or any of its Subsidiaries after Closing to execute and deliver any documentation in connection with the Debt Financing (subject to subclause (iv) of the proviso below) including any customary closing officer’s certificates and secretary’s certificates prepared by Parent (including certification of organizational authorization, organizational documents and good standing certificates) of the Company and its Subsidiaries, and taking corporate action to authorize the borrowing and guarantees of the Debt Financing, provided that any of the foregoing shall not require the adoption of any corporate resolutions or actions prior to the Closing Date; (v) furnishing a certificate of a financial officer of the Company with respect to solvency matters in a customary form required to consummate the Debt Financing as of the Closing Date; (vi) furnishing Parent promptly (and in any event at least five Business Days prior to the Closing Date) with all documentation and other information with respect to the Company required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and in each case, requested by the Debt Financing Sources in writing at least ten Business Days prior to the Closing Date; (vii) using reasonable best efforts to cooperate with Parent to satisfy the conditions precedent to the Debt Financing that are within the control of the Company or its Subsidiaries; (viii) providing such other reasonably available financial and other information with respect to the Company and its business as Parent or its Debt Financing Sources may reasonably request in connection with the Debt Financing (provided that in no event shall the Company, its Subsidiaries, and their respective Representatives be required to provide any pro forma financial information or statements), (ix) assisting in the preparation of customary definitive financing documentation and the completion of any schedules, exhibits or annexes thereto (including a customary perfection certificate) and (x) obtain payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all then outstanding Indebtedness and any Liens securing such Indebtedness that the Debt Financing Commitment Letter requires to be paid off, discharged or terminated on the Closing Date; provided, however, that notwithstanding the foregoing, (i) nothing herein shall require the Company, its Subsidiaries or any of their respective Representatives to take any action that would be effective prior to the Closing (other than as expressly set forth in this Section 6.17) or, in the good faith judgment of the Company or any of its Subsidiaries, interfere unreasonably with the business or operations of any of the Company, jeopardize the health and safety of any employee of the Company or any of its Subsidiaries in light of COVID-19 or any COVID-19 Measures, cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement by Parent or Merger Sub, cause any director, officer or employee of the Company or its Subsidiaries to incur any liability or cause any breach of any Applicable Law, (ii) the Company shall not be required to disclose any information to Parent or any of its Affiliates or any prospective lender or any their respective representatives if doing so would result in the waiver of any legal privilege or work product protection of any of the Company or its Affiliates, directors, officers or employees, (iii) neither the Company nor its Affiliates, directors, officers, employees, agents and Representatives shall be required to pay any commitment or other fee or make any other payment (other than fees and costs which are reimbursed by Parent in accordance with this Section 6.17) or incur any other liability in connection with the Debt Financing or provide or agree to provide any indemnity in connection with any Debt Financing or any of the foregoing that would be effective prior to the Closing, (iv) the Company shall not be required to execute prior to the Closing any definitive financing documents (other than customary representation and authorization letters), including any other certificates or documents in connection with the Debt Financing, except for any execution of documents that are conditioned upon the Closing, (v) neither the Company nor any of its Subsidiaries (nor their respective governing bodies) shall be required to take any corporate actions prior to the Closing to permit the consummation of the Debt Financing (except for any corporate actions that are conditioned upon the Closing), and (vi) no Representative of the Company or any of its Subsidiaries shall be required to make any certifications that it does not reasonably in good faith believe to be true. In addition, the Company shall furnish Parent reasonably promptly (and, in any event, prior to the Closing) with the financial statements identified in paragraph 2 of Schedule II to Exhibit B of the Debt Financing Commitment Letter (or the analogous provision in any commitment letter for any Alternative Debt Financing (provided that the conditions set forth in such analogous provision shall be not more burdensome to the Company in any respect than those contained in the Debt Financing Commitment Letter as in effect on the date of this Agreement).

(b)               Parent shall, at the Closing (or, if earlier, upon termination of this Agreement, promptly following written request of the Company (together with reasonable supporting documentation)), reimburse the Company, its Subsidiaries and their respective Affiliates and Representatives for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company, its Subsidiaries and their respective Affiliates and Representatives in connection with the arrangement, syndicating, consummating and obtaining of the Debt Financing and any cooperation provided by the Company, its Subsidiaries and their respective Affiliates and Representatives in accordance with this Section 6.17 (provided that the Company, and not the Parent or Merger Sub, shall be responsible for expenses which would have been required to be incurred by the Company or its Subsidiaries regardless of the Debt Financing (including the preparation and delivery of financial statements and the preparation of payoff letters in connection with Indebtedness (and the lien releases with respect thereto) and obligations under the Existing Credit Agreement).

(c)               Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives from and against any and all losses and other liabilities suffered or incurred by any of them of any type in connection with the performance of their obligations under this Section 6.17 or any information used in connection therewith, except to the extent arising from (i) information furnished in writing by or on behalf of the Company or its Subsidiaries, including historical financial statements and financial statements prior to the Closing Date, or (ii) the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company, its Subsidiaries or their respective Representatives and Affiliates. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (x) are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (y) are used solely in connection with a description of the Company, its business and products or the Merger (including in connection with any marketing materials related to the Debt Financing).

(d)               Parent shall keep the Company informed, upon request (as promptly as possible and in any event within three Business Days), of material developments in respect of the Debt Financing. In addition, Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including (i) maintaining in effect the Equity Commitment Letter in accordance with its terms, (ii) satisfying on a timely basis all conditions applicable to Parent in the Equity Commitment Letter and (iii) subject to the satisfaction or waiver of the conditions set forth in the Equity Commitment Letter, consummating the Equity Financing at or prior to the Closing Date. In addition, Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Debt Financing, including (i) maintaining in effect the Debt Financing Commitment Letter in accordance with its terms (or obtaining a commitment in respect of Alternative Debt Financing), (ii) satisfying on a timely basis all conditions applicable to Parent in the Debt Financing Commitment Letter, (iii) consummating the Debt Financing at or prior to the Closing Date, (iv) negotiating and entering into definitive agreements with respect to the Debt Financing on or prior to the Closing Date and (v) diligently enforcing Parent’s and Merger Sub’s rights under the Debt Financing Commitment Letter. Prior to the Closing Date, Parent shall not agree to, or permit, any amendment or modification of, or waiver or consent under, the Equity Commitment Letter or the Debt Financing Commitment Letter that would (A) adversely affect Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement, (B) reduce the aggregate amount of the Debt Financing below an amount sufficient to pay the Required Amount on the Closing Date (taking into account any increase in any other Financing and other available funds), or (C) reasonably be expected to prevent or materially delay the Closing, in each case without the prior written consent of the Company; provided, however, that, for the avoidance of doubt, Parent and Merger Sub each may, without the consent of the Company, amend the Debt Financing Commitment Letter to add lenders, arrangers, bookrunners, syndication agents, or similar entities and to grant to such persons such approval rights as are customarily granted to additional lenders, arrangers, bookrunners, syndication agents or similar entities.

(e)               Parent shall give the Company prompt written notice (and in any event, within three Business Days) after the occurrence of any of the following: (i) any event or circumstance that would reasonably be expected to make a condition precedent to the Debt Financing unable to be satisfied, in each case, of which Parent becomes aware or any termination of the Debt Financing, (ii) if at any time Parent becomes aware of any reason all or any portion of the Debt Financing would reasonably be expected not to be obtained by the Company, and (iii) any material adverse change with respect to the Debt Financing; provided, that in no event will Parent be under any obligation to disclose any information pursuant to this Section 6.17(e) that is subject to attorney client or similar privilege. Parent acknowledges and agrees that, obtaining the Debt Financing is not a condition to the Merger, payment of the Aggregate Merger Consideration or the Closing and the obligations of Parent to consummate the Closing in accordance with the terms hereof shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) the Debt Financing.

(f)                In the event (x) Parent or Merger Sub elect to obtain commitments in respect of replacement Debt Financing or (y) all or any portion of the Debt Financing expires, terminates or becomes unavailable, Parent and Merger Sub shall use reasonable best efforts to obtain in replacement thereof alternative financing from alternative sources (clauses (x) and/or (y), as applicable, the “Alternative Debt Financing”), and in each case, any conditions applicable to any Alternative Debt Financing, in respect of certainty of funding and conditionality, shall either (x) be equivalent in all material respects, taken as a whole, to (or more favorable to Parent and Merger Sub than) the conditions set forth with respect to the Debt Financing as in effect on the date hereof or (y) not reasonably be expected to prevent or materially delay the Closing. Parent shall promptly deliver to the Company true and complete copies of all agreements related to any such Alternative Debt Financing following the execution thereof; provided that fee amounts, economic terms, “market flex” provisions and other commercially sensitive information in the fee letter entered into in connection with such Alternative Debt Financing may have been redacted, in each case to the extent they are Permissible Redacted Terms.

Section 6.18        Confidentiality. Parent and Merger Sub hereby acknowledge and agree to be bound by all obligations and agreements of ATN International, Inc. under the letter agreement, dated as of November 9, 2020 between ATN International, Inc. and the Company (the “Confidentiality Agreement”), until the earlier of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms. All information provided by or on behalf of the Company or its Subsidiaries pursuant to this Agreement (including in connection with the Debt Financing) will be kept confidential in accordance with the Confidentiality Agreement; provided, however, that, to the extent reasonably necessary and customary to consummate the Debt Financing (including in connection with any road shows, lender or investor meetings, rating agency meetings or other similar marketing efforts), Parent and Merger Sub will be permitted to disclose such information to any bona fide financing sources or prospective financing sources that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as each such Person (x) agrees for the benefit of the Company to be bound by the obligations and agreements of ATN International, Inc. under the Confidentiality Agreement to the same extent Parent and Merger Sub are bound hereby or (y) is subject to other reasonable confidentiality undertakings customary for the syndicated loan market that are reasonably acceptable to the Company and of which the Company is an intended third-party beneficiary.

Section 6.19        Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company and its Subsidiaries in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.20        Merger Sub Expenditure; Parent Distributions. From the date hereof until the Effective Time, (a) Parent shall cause Merger Sub to not expend funds other than in connection with the Merger and the transactions contemplated by this Agreement and the payment of related expenses and (b) Parent shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.

Section 6.21        Stock Market De-Listing. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take such action as may be necessary to cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.22        Standstill. Parent and Merger Sub agree that, except as contemplated by this Agreement or as specifically requested in writing in advance by the Company, none of the Investor Entities or its Representatives acting on behalf of any of the Investor Entities, will, from the date hereof until the earlier of (x) the Effective Time and (y) the first anniversary of the date of the termination of this Agreement in accordance with Article 8 hereof (or, at any time during such period, assist, advise, act in concert or participate with or encourage others to), directly or indirectly: (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act or the last sentence of this Section 6.22) or control of any material assets or businesses or any equity securities of the Company or any direct or indirect Subsidiary thereof, or any rights or options to acquire such ownership (including from any Third Party); (b)  publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any direct or indirect subsidiary thereof; (c)  initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving the Company or any direct or indirect Subsidiary thereof; (d) (i) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or (ii) make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, Company Board, governing instruments, affairs or policies of the Company or any direct or indirect subsidiary thereof; (f) with respect to any matter described in the foregoing clauses (a) through (e), (i) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person or (ii) form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its subsidiaries; (g) request that the Company (or the Company Board or the Company’s Representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this Section 6.22, or refer to any desire or intention, but for this Section 6.22, to do so or take any action challenging the validity or enforceability of this Section 6.22. Notwithstanding anything in this Section 6.22 to the contrary, Parent or any Investor Entity may make requests (but only privately to the Company and not publicly) for amendments, waivers, consents under or agreements not to enforce clause (a) or clause (b) of this Section 6.22) and may make proposals or offers or participate with others to make proposals or offers (but only privately to the Company and not publicly) regarding the transactions contemplated by clause (a) or clause (b) of this Section 6.22. For purposes of this Section 6.22, the following will be deemed to be beneficial ownership of, or an acquisition of beneficial ownership of, securities: (1) having, establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; (2) being a party to or entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise; or (3) having or acquiring the right to acquire any securities (whether or not subject to the passage of time or other contingencies).

ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.01        Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, at or prior to Closing, of the following conditions:

(a)               the Stockholder Approval shall have been obtained at the Stockholder Meeting;

(b)               no Governmental Authority of the United States or of the Localities set forth on Part 7.01(d) of the Company Disclosure Schedule, in each case of competent jurisdiction over any party hereto, shall have issued any Order that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law of the United States or of the Localities set forth on Part 7.01(d) of the Company Disclosure Schedule shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited;

(c)              the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated; and

(d)              consents from the FCC, PUC, and Localities set forth on Part 7.01(d) of the Company Disclosure Schedule (the “Communications Consents”) shall have been obtained, shall not be subject to agency reconsideration or judicial review, and the time for any Person to petition for agency reconsideration or judicial review shall have expired.

Section 7.02        Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by Parent, at or prior to Closing, of the following conditions:

(a)               (i) the representations and warranties of the Company set forth in Section 4.01 (Organization, Standing and Power), Section 4.02 (Corporate Authorization), Section 4.05 (Capitalization) (other than clause (a) thereof) and Section 4.23 (Brokers’ Fees) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), (ii) the representations and warranties of the Company set forth in clause (a) of Section 4.05 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies therein, (iii) the representations and warranties in clause (b) of Section 4.09 (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date and (iv) the representations and warranties of the Company set forth in Article 4 of this Agreement (other than those described in the foregoing clauses (i) through (iii)) shall have been true and correct as of the date of this Agreement and shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this clause (a)(iv) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, have not resulted in a Company Material Adverse Effect;

(b)               the Company shall have performed or complied in all material respects with all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)               Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied; and

(d)               since the date of this Agreement, there shall not have occurred and be continuing to exist any Company Material Adverse Effect.

Section 7.03        Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, at or prior to Closing, of the following conditions:

(a)               the representations and warranties of Parent and Merger Sub set forth in Article 5 of this Agreement shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date), except where the failure of such representations and warranties to be so true and correct in all material respects as of such particular date (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) would not have a Parent Material Adverse Effect;

(b)              Parent and Merger Sub shall each have performed or complied in all material respects with all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing; and

(c)               the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Section 7.04        Frustration of Closing Conditions. Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger if such failure (or inability to be satisfied) was caused by such party’s failure to comply with or perform its obligations under this Agreement.

ARTICLE 8
TERMINATION

Section 8.01        Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a)               by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);

(b)               by either Parent or the Company, upon written notice to the other party, if the Closing Date has not occurred on or before the date that is 12 months from the date of this Agreement (such date, as extended in accordance with this paragraph, the “End Date”) (notwithstanding any approval of this Agreement by the stockholders of the Company); provided that such date shall automatically extend in increments of 30 days to a date no later than the date that is 14 months from the date of this Agreement if the conditions set forth in Section 7.01(b) (if the Order or Applicable Law relates to Antitrust Laws or the Communications Consents), Section 7.01(c), or Section 7.01(d) shall not have been satisfied as of the close of business on the Business Day immediately prior to such date; provided, further, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of the failure of the Merger to be consummated by the End Date;

(c)               by either Parent or the Company, upon written notice to the other party, if any Governmental Authority of the United States or of the Localities set forth on Part 7.01(d) of the Company Disclosure Schedule, in each case of competent jurisdiction, shall have issued a final and non-appealable Order permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that the party seeking to terminate this Agreement shall have complied with its obligations under Section 6.12;

(d)              by either Parent or the Company, upon written notice to the other party, if the Stockholder Meeting shall have been duly convened and held and completed and the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);

(e)              by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) has not been cured prior to the earlier of the End Date and the 30th day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if, at the time of such termination, either Parent or Merger Sub is in material breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.01(f);

(f)                by the Company, upon written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date and the 30th day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if, at the time of such termination, the Company is in material breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.01(e);

(g)               by Parent, upon written notice to the Company, prior to obtaining the Stockholder Approval, if (i) an Adverse Recommendation Change shall have occurred or (ii) the Company shall have committed a material breach of any of its obligations under Section 6.02 or Section 6.03;

(h)               by the Company, upon written notice to Parent, prior to the Stockholder Approval and subject to complying with the terms of this Agreement (including Section 6.02 and Section 6.03), if the Company Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 6.03, and concurrently with such termination the Company enters into a Company Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall prior to or substantially concurrently with, and as a condition of, such termination, pay the Company Termination Fee to Parent pursuant to Section 9.04; or

(i)                 by the Company, upon written notice to Parent, if (A) the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that each such condition is then capable of being satisfied at a Closing on such date, assuming for purposes hereof that the date of termination is the Closing Date) have been satisfied or waived, (B) the Company has confirmed to Parent in writing that the Company is ready, willing and able to consummate the Merger, and (C) Parent and Merger Sub fail to consummate the Merger within five Business Days after the later of (1) the date the Closing should have occurred pursuant to Section 2.01 and (2) the delivery by the Company to Parent of such notice.

Section 8.02        Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of (i) this Section 8.02 (ii) the last sentence of Section 6.05, (iii) the first two sentences of Section 6.17(c), (iv) Section 6.18, (v) Article 9 and (vi) Section 6.22 shall survive any termination hereof pursuant to Section 8.01. Notwithstanding the termination of this Agreement, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its Willful and Material Breach of any provision of this Agreement, subject only, with respect to any such liabilities of the Company, to Section 9.04(b) and, with respect to any such liabilities of Parent, to Section 9.04(c) and Section 9.09. For the avoidance of doubt, (a) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (b) the Guarantees shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms.

ARTICLE 9
MISCELLANEOUS

Section 9.01        Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) on the fifth Business Day after dispatch by registered or certified mail, (ii) on the next Business Day if transmitted by national overnight courier or (iii) on the date delivered if delivered in person or sent by e-mail (provided that confirmation of e-mail receipt is obtained), in each case as follows:

if to Parent or Merger Sub, to:

c/o ATN International, Inc.

500 Cummings Center, Suite 2450

Beverly, MA 01915

Attention:	Michael T. Prior

Mary Mabey

E-mail: mprior@atni.com; mmabey@atni.com

with copies to (which shall not constitute notice):

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019-9601

Attention:             Mitchell Presser

David Slotkin

E-Mail:	MPresser@mofo.com; DSlotkin@mofo.com

if to the Company, to:

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, AK 99503

E-mail: Leonard Steinberg@acsalaska.com

Attention: Leonard Steinberg

with a copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana Street

Houston, TX 77002

Attention: Irving L. Rotter; Gabriel Saltarelli

E-Mail: irotter@sidley.com; gsaltarelli@sidley.com

Section 9.02        Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time (other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time).

Section 9.03        Amendments and Waivers.

(a)               Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b)               No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04        Fees and Expenses.

(a)               Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)               In the event that:

(i)               this Agreement is terminated pursuant to Section 8.01(g);

(ii)              this Agreement is terminated pursuant to Section 8.01(h); or

(iii)            this Agreement is terminated pursuant to Section 8.01(b) (when Parent had the right to terminate pursuant to Section 8.01(e) and Parent notified the Company of such right before the End Date), Section 8.01(d) or Section 8.01(e) and (A) an Acquisition Proposal is publicly disclosed prior to the Stockholder Meeting and is not withdrawn, expired or rejected prior to the Stockholder meeting (in the case of a termination pursuant to Section 8.01(d)) or made to the Company or made to the Company’s stockholders or is otherwise publicly disclosed or made known and is not withdrawn, expired or rejected prior to the breach giving rise to such termination right (in the case of a termination pursuant to Section 8.01(b) or Section 8.01(e)), and (B) within twelve months after the date of such termination, the Company either (1) enters into a definitive agreement in respect of any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (A) above) and such Acquisition Proposal is consummated or (2) consummates any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (A) above); provided that for purposes of this subsection (iii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;

then the Company shall pay Parent (or its designee) the Company Termination Fee by wire transfer of same-day funds (x) in the case of Section 9.04(b)(i), within two Business Days after such termination, (y) in the case of Section 9.04(b)(ii), substantially concurrently with the termination of this Agreement pursuant to Section 8.01(h) and (z) in the case of Section 9.04(b)(iii), substantially concurrently with the consummation of such Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this Section 9.04(b) shall be payable only once with respect to this Section 9.04(b) and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that Parent be entitled to receive full payment of the Company Termination Fee pursuant to this Section 9.04(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and, except for payment of the Company Termination Fee and any Parent Recovery Costs under this Section 9.04(b), the Company and its affiliates and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided that if the Company fails to pay the Company Termination Fee and Parent and/or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee or any portion thereof, then the Company shall pay Parent and Merger Sub their reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Parent Recovery Costs”).

(c)               In the event that this Agreement is terminated pursuant to Section 8.01(b) (at a time when the Company had the right to terminate under Section 8.01(f) and the Company notified Parent of such right before the End Date), Section 8.01(f) or Section 8.01(i), then Parent shall pay the Company the Parent Termination Fee by wire transfer of same-day funds on the second Business Day following such termination (it being understood that in no event shall Parent be required to pay the applicable Parent Termination Fee on more than one occasion). In the event that the Company is entitled to receive full payment of the Parent Termination Fee pursuant to this Section 9.04(c), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and except for payment of the Parent Termination Fee and the obligations of Parent and Merger Sub pursuant to Sections 6.17(b) and 6.17(c) (collectively, the “Parent Expenses”) and any Company Recovery Costs under and this Section 9.04(c), neither Parent nor Merger Sub shall have any further liability, whether pursuant to a claim at law or in equity, to the Company or any of its Affiliates under this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and the Company shall not be entitled to bring or maintain any Proceeding against Parent and its Affiliates and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Parent Related Parties”) for damages or any equitable relief arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination (other than equitable relief to require payment of the Parent Termination Fee and/or any Parent Expenses); provided that if Parent fails to pay the Parent Termination Fee and/or any Parent Expenses and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Fee and/or any Parent Expenses, or any portions thereof, then Parent shall pay the Company its reasonable out of pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Fee and/or Parent Expenses at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Company Recovery Costs”).

Section 9.05        Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent or Merger Sub, as applicable, may assign this Agreement to any of the Debt Financing Sources as collateral (provided that in any such case Parent and/or Merger Sub, as applicable, shall remain responsible for the performance of all of its obligations hereunder). This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and any reference to a party shall also be a reference to the successors and permitted assigns thereof. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the provisions of Article 2 concerning payment of the Aggregate Merger Consideration, Section 6.11 and Section 9.15, which provisions shall inure to the benefit of the Persons or entities benefiting therefrom who shall be intended third-party beneficiaries thereof and who may enforce the covenants contained therein.

Section 9.06        Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.07        Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement brought by any party against any other party, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08            Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, THE EQUITY COMMITMENT LETTERS OR THE GUARANTEES OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 9.09        Specific Performance.

(a)               The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. It is accordingly agreed that, unless this Agreement is validly terminated in accordance with Section 8.01 and any dispute over the right of termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of competent jurisdiction as set forth in Section 9.07 and, in any action for specific performance, each party waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement), and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that until this Agreement is validly terminated in accordance with Section 8.01, the Company shall be entitled to an injunction, specific performance or other equitable remedy requiring the Equity Financing to be funded and to specifically enforce Parent’s and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein if and only if (A) all of the conditions precedent to the Closing set forth in Section 7.01 and Section 7.02 of this Agreement have been satisfied or waived in accordance with the terms and conditions thereof at the time the Closing should have occurred pursuant to Section 2.01 (other than those conditions that by their nature are to be satisfied at the Closing), (B) the Debt Financing Sources have confirmed in writing that the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded, (C) the Company has irrevocably confirmed to Parent in writing that all conditions set forth in Section 7.03 have been satisfied or waived and the Company stands ready, willing and able to consummate the Merger, and (D) Parent and Merger Sub fail to complete the Closing on the date the Closing is required to have occurred pursuant to Section 2.01 (such clauses (A) through (D), together, the “Specific Performance Conditions”); provided, however, that if the Company receives a grant of specific performance pursuant to this Section 9.09 and the Closing pursuant to Section 2.01 occurs, then the Company will be deemed to have waived any and all rights to pursue and recover all or any portion of the Parent Termination Fee pursuant to Section 8.02 and any other remedy as a matter of Applicable Law, Contract, tort, equity or otherwise (for money damages or otherwise) upon such receipt of specific performance, other than any expenses and costs incurred in enforcing its rights under this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason.

(b)               The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8, nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

Section 9.10        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.11        Parent Guarantee. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and, subject to the terms and limitations of this Agreement, the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.11 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.12        Entire Agreement; No Reliance; Access to Information.

(a)               This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule, the Financing Commitment Letters and the Guarantees constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b)               The Company, Parent and Merger Sub agree that, except for the representations and warranties contained in Article 4 and Article 5 of this Agreement, neither the Company, Parent, nor Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and except as expressly set forth as representations and warranties made by the parties in this Agreement, each of Parent and Merger Sub agrees that none of the Company or any of its Subsidiaries make or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made in Article 4 of this Agreement.

(c)               Parent and Merger Sub each acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (ii) has had reasonable access to (A) the books and records of the Company and its Subsidiaries and (B) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded reasonable opportunity to ask questions of and received answers from officers of the Company and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Article 4 of this Agreement. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and, for the avoidance of doubt, that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto, except to the extent and as expressly covered by a representation and warranty made in Article 4 of this Agreement.

Section 9.13        No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.14        Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.15        Debt Financing Matters. The parties hereby agree that (a) no Debt Financing Source shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) to any Company Related Parties for any claims, causes of action, obligations or losses, and the Company hereby waives (on behalf of itself and each of its Subsidiaries) to the extent permitted by Applicable Law any rights or claims against any Debt Financing Source, in each case arising under, out of, in connection with or related in any manner to this Agreement, the Debt Financing Commitment Letter or the performance thereof of the financings contemplated thereby or any documentation with respect to an Alternative Debt Financing or based on, in respect of or by reason of this Agreement, the Debt Financing Commitment Letter or any documentation with respect to an Alternative Debt Financing or its negotiation, execution, performance or breach, (b) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of or relating to the transactions contemplated pursuant to this Agreement, including, but not limited to, any claim, suit, action or proceeding arising out of or relating in any way to the Debt Financing Commitment Letter or the performance thereof of the financings contemplated thereby, shall be subject to the exclusive jurisdiction of a state or federal court sitting in the City of New York, Borough of Manhattan, (c) any such claim, suit, action or proceeding and any interpretation of the Debt Financing Commitment Letter or the fee letter will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, (d) no party hereto will bring, permit any of their respective Affiliates to bring, or support anyone else in bringing, any such claim, suit, action or proceeding in any other court, (e) the waiver of rights to trial by jury set forth in Section 9.08 applies to any such claim, suit, action or proceeding, (f) only the parties to the Debt Financing Commitment Letter or any documentation with respect to an Alternative Debt Financing at their own direction shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Financing Commitment Letter or any documentation with respect to an Alternative Debt Financing, (g) no amendment or waiver of this Section 9.15 (including any related definitions) that is adverse to the Debt Financing Sources shall be effective without the prior written consent of the Debt Financing Sources and (h) the Debt Financing Sources are express and intended third party beneficiaries of this Section 9.15 (including any other Section of this Agreement or defined term directly or indirectly referenced in this Section 9.15 (solely as used in this Section). Notwithstanding the foregoing, nothing in this Section 9.15 shall limit the rights of Merger Sub, Parent or their respective Affiliates under the Debt Financing Commitment Letter or of Merger Sub, Parent, the Company or their respective Affiliates under the definitive financing agreements executed in connection with the Debt Financing or Alternative Debt Financing to the extent such Person is or becomes a party thereto or the liabilities or obligations of the Debt Financing Sources under the Existing Credit Agreement, the Debt Financing Commitment Letter or the definitive financing agreements executed in connection with the Debt Financing or any Alternative Debt Financing. This Section 9.15 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

Section 9.16        Limitation on Recourse. Other than with respect to the right to seek specific performance to the extent permitted by and in accordance with Section 9.09, and recourse against the Guarantors under the Guarantees to the extent provided therein, any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties to this Agreement, and then only with respect to the specific obligations set forth in this Agreement. Other than claims for specific performance to the extent permitted by and in accordance with Section 9.09 and such recourse against the Guarantors under the Guarantees, no Company Related Party or Parent Related Party (as each term is defined in the Guarantees) shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub or of or for any Proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby (including the breach, termination or failure to consummate the transactions contemplated hereby), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or Applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise.

Section 9.17        Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, registration, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) arising out of or relating to this Agreement or the transactions contemplated hereby shall be borne by Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By:	/s/ William H. Bishop

Name: William H. Bishop

Title: President and Chief Executive Officer

PROJECT 8 BUYER, LLC

By:	/s/ Michael T. Prior

Name: Michael T. Prior

Title: President

PROJECT 8 MERGERSUB, INC.

By:	/s/ Michael T. Prior

Name: Michael T. Prior

Title: President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Incorporation of Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

Alaska Communications Systems Group, Inc.

(a Delaware corporation)

First:                   The name of the Corporation is Alaska Communications Systems Group, Inc.

Second:              The address of the Corporation’s registered office is Cogency Global Inc., 850 New Burton Road, Suite 201, Kent County, Dover, Delaware 19904, and the name of its registered agent thereat is Cogency Global Inc.

Third:                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:             The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock of the par value of one cent (US$0.01) per share.

Fifth:                   The name and mailing address of the incorporator is [●], c/o Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105.

Sixth:                  The Board of Directors is expressly authorized to make, alter, amend and repeal the By-Laws of the Corporation.

Seventh:

Section 1.              Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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Section 2.                Indemnification and Insurance.

(a)               Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and affect as the foregoing indemnification of directors and officers.

(b)               Right of Claimant to Bring Suit. If a claim under paragraph(a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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(c)               Non-Exclusivity of Right. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vole of stockholders or disinterested directors or otherwise.

(d)               Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

Eighth:                The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, have executed this Certificate of Incorporation this [●] day of [●], [●].

[●], Sole Incorporator

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EXHIBIT B

Form of Bylaws of Surviving Corporation

BY-LAWS

of

Alaska communications systems group, INC.

Adopted

[●]

-i-

TABLE OF CONTENTS
(continued)

-ii-

BY-LAWS

of

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

ARTICLE I

OFFICES

Section 1.01        Registered Office. The registered office of the Corporation shall be c/o Cogency Global, Inc., 850 New Burton Road, Suite 201, Kent County, Dover, Delaware 19904.

Section 1.02        Principal Office and Other Offices. The principal office address of the Corporation shall be [500 Cummings Center, Beverly, Massachusetts 01915] or such other address as the Board of Directors shall determine from time to time. The Corporation may also establish other offices and places of business at such other places, both within and outside of the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 2.01        Annual Meeting. The annual meeting of the stockholders, for the purpose of electing directors and transacting such other business as may come before it, shall be held on such date and at such time as determined by the Board of Directors. The annual meeting of the stockholders shall be held at such place, either within or outside of the State of Delaware, as may be specified by the Board of Directors; provided, however, that the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place but may instead be held solely by means of Remote Communication (as defined in Section 2.09 of these By-Laws).

Section 2.02       Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called at any time by the President or by the Board of Directors and shall be called by the President or the Secretary of the Corporation at the request in writing of any one director or the stockholders owning at least 20% of the capital stock of the Corporation issued and outstanding and entitled to vote at such meeting. Such request shall state the purpose or purposes of the proposed meeting. At a special meeting of the stockholders, no business shall be transacted which is not related to the purpose or purposes stated in the notice of the meeting. Any special meeting of the stockholders shall be held on such date, and at such time and (unless the meeting is to be held solely by means of Remote Communication) place, as shall be specified by the person or persons calling the meeting or in a waiver of notice thereof duly executed by all the stockholders.

Section 2.03        Notice of Meetings. Written notice of each stockholders' meeting, stating the place (if any), date and hour of the meeting and the means of Remote Communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes thereof, shall be given to each stockholder entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise required by applicable law. Any such notice may be given personally or by first class or express mail (with postage prepaid), telegram, telex, courier service (with charges prepaid), facsimile transmission or email, to the stockholder's address (or telex or facsimile number or email address) appearing on the books of the Corporation; provided, in the case of a telex or facsimile transmission number or email address, that such number or address is one at which the stockholder has consented to receive such a notice.

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Section 2.04        Manner of Giving Notice; Affidavit of Notice. Written notice of any stockholders' meeting, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic mail or other electronic transmission, in the manner provided in Section 232 of the DGCL. An affidavit of the secretary or an assistant secretary or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 2.05        Quorum; Adjournment. Except as otherwise provided in the Certificate of Incorporation or by applicable law, at any meeting of the stockholders the presence, in person or represented by proxy, of the holders of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting shall constitute a quorum for the transaction of business at the meeting.

In the absence of a quorum, the stockholders present may adjourn the meeting to another time and place (if any), and notice need not be given of the adjourned meeting if the time and place (if any) thereof, and the means of Remote Communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 2.06        Conduct of Meetings. The President shall preside at any meeting of the stockholders. In the absence of the President, such other person as shall have been designated by the President or the Board of Directors shall preside. The order of business at any meeting shall be as determined by the presiding officer.

The presiding officer shall have the power to prescribe such rules, regulations and procedures, and to do all such things, as in his or her judgment may be necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments, restrictions on entry to the meeting after the time scheduled for the commencement thereof, and the opening and closing of the voting polls.

If present, the Secretary shall act as secretary of any meeting of the stockholders. In the absence of the Secretary, or if the Secretary and the President shall be the same person, such other person as the presiding officer shall designate shall act as secretary of the meeting.

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It shall be the duty of the Secretary to prepare and make, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination by any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present at the meeting.

Section 2.07        Voting. Except as otherwise provided in the Certificate of Incorporation or by applicable law, (i) every holder of shares of capital stock of the Corporation which are entitled to vote shall be entitled to one vote for each share of such capital stock registered in the name of such stockholder, (ii) directors shall be elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors, and (iii) any other corporate action shall be authorized by the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter; provided, in the cases of clauses (ii) and (iii), that a quorum is present at the meeting.

Section 2.08        Stockholder Action Without a Meeting. Except as otherwise provided in the Certificate of Incorporation or by Section 211(b) of the Delaware General Corporation Law or other applicable law, whenever the stockholders are required or permitted to take any action at any meeting, such action may be taken without a meeting, without prior notice and without a vote if (i) a consent or consents in writing to such action, setting forth the action so taken, shall be signed by holders of issued and outstanding shares of the capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted and (ii) the consent or consents so signed shall be delivered to the Corporation or the Secretary of the Corporation. Every such written consent shall bear the date of signature of each stockholder who signs the consent, and no such written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered as provided above in this Section, written consents signed by a sufficient number of holders to take the action are delivered to the Corporation or the Secretary of the Corporation. To the extent required by applicable law, prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing to the action.

Section 2.09        Remote Communication. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation. Remote communication meeting the qualifications set forth in this Section is referred to in these By-Laws as “Remote Communication.”

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Stockholders and proxy holders not physically present at a meeting of stockholders may by means of Remote Communication (a) participate in a meeting of stockholders and (b) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of Remote Communication.

Section 2.10      Record Date. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof or to consent to corporate action in writing without a meeting or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date (i) shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, (ii) in the case of action in writing without a meeting, shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and (iii) shall not be more than sixty (60) days prior to such dividend, distribution, allotment, exercise or other action. If the Board of Directors does not fix a record date for a meeting or consent or a dividend, distribution, allotment, exercise or other action, the record date shall be such date as shall be determined in accordance with Section 213 of the Delaware General Corporation Law.

ARTICLE III

BOARD OF DIRECTORS

Section 3.01        Number. The number of directors of the Corporation shall be the minimum number fixed therefor from time to time by the Board of Directors or by the stockholders. The Board of Directors shall consist of a minimum of [five (5)] members until such number is changed by the Board of Directors or the stockholders. Any temporary vacancy created by the resignation, removal or death of a director shall not violate this Section 3.01.

Section 3.02        Election; Term of Office; Removal. At each annual meeting of the stockholders, the directors shall be elected, each to hold his or her office until his or her successor is elected and qualified, or until his or her earlier resignation, removal or death. Except as otherwise provided in the Certificate of Incorporation or by applicable law, any director, or the whole Board of Directors, may be removed, with or without cause, by a vote of a majority of the shares of capital stock of the Corporation then entitled to vote at an election of directors.

Section 3.03        Resignation. Any director may resign at any time by giving written notice to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein or, if no such time is specified in the notice, upon receipt of the notice by the President or the Secretary. Unless otherwise specified in the notice, acceptance of such resignation shall not be necessary to make it effective.

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Section 3.04        Vacancies. Any vacancy in the Board of Directors arising at any time and from any cause, including without limitation newly created directorships resulting from an increase in the number of directors and vacancies resulting from the removal of directors for cause, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum exists (or by a unanimous written consent of the directors then in office), or by a sole remaining director, or by the stockholders.

Section 3.05       Annual Meetings. A newly elected Board of Directors may meet and organize as soon as practicable after and at the place where the annual meeting of stockholders is held; or may meet at such place, within or outside of the State of Delaware, and such date and time, as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or as may be specified in a duly executed waiver of notice.

Section 3.06        Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places, within or outside of the State of Delaware, as the Board of Directors shall determine.

Section 3.07       Special Meetings. Special meetings of the Board of Directors may be called by the President and shall be called by the President or the Secretary at the request of any one director. Such written request shall state the purpose or purposes of the meeting. Special meetings of the Board of Directors may be held at the principal office of the Corporation or at such other place, within or outside of the State of Delaware, as shall be designated in the notice of such meeting. Except as provided otherwise by applicable law, any business which may be conducted at any regular meeting of the Board of Directors may be conducted at any special meeting of the Board of Directors, whether or not such business was identified in the notice of such special meeting.

Section 3.08        Notice of Meetings. No notice need be given of any regular meeting of the Board of Directors or of any adjourned meeting of the Board of Directors. No notice need be given of any annual meeting of the Board of Directors which is held as soon as practicable after and at the place where the annual meeting of the stockholders of the Corporation is held.

Notice of each special meeting of the Board of Directors shall be given to each director by first class or express mail at least five (5) days before the meeting, or by telegram, telex, overnight courier service, facsimile transmission, email or other electronic transmission, or personal delivery, in each case at least two (2) business days before the meeting; provided that, if circumstances necessitate, a special meeting may be held with less notice. Notices shall be deemed to have been given: if given by mail, when deposited in the United States or Australian mail with postage prepaid; if given by telegram or courier service, when deposited with a telegraph office or courier service with charges prepaid or duly provided for; if given by telex, facsimile transmission, email or other electronic transmission, at the time of sending; and if given by personal delivery, at the time of delivery. Notices given by personal delivery may be in writing or oral. Written notices shall be sent to a director at the postal address, telex or facsimile number, email address or address for other electronic transmission, designated by him or her for that purpose or, if none has been so designated, at his or her last known residence or business address, telex or facsimile number, email address or address for other electronic transmission; provided, however, that whenever the director has an email address at macquarie.com, such director’s then current email address at macquarie.com shall be deemed to be an email address that such director shall have designated for the purpose of notice under this Section 3.08. For purposes of this Section 3.08, business days shall be determined on the basis of the time and generally accepted calendar of holidays at the place where the meeting to which the notice pertains is scheduled to be held.

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No notice of a meeting need be given to any director who signs a written waiver thereof (whether before, during or after the meeting) or who attends the meeting without protesting, prior to or at the commencement of the meeting, the lack of notice of the meeting to such director.

Except as otherwise required by applicable law or these By-Laws, no notice need state the purpose of the meeting.

Section 3.09        Quorum; Vote; Adjournment. Except as otherwise provided by applicable law, at all meetings of the Board of Directors, a majority of the members of the Board of Directors in office shall constitute a quorum for the transaction of business and any specific item of business, and the vote of a majority of the directors present at a meeting at the time of such vote, if a quorum is then present, shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time until a quorum is obtained. At any such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

Section 3.10        Conduct of Meetings. The President of the Corporation shall preside at all meetings of the Board of Directors. In the absence of the President, the Board of Directors may select anyone from among its members to preside over the meeting. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors; in the absence of the Secretary or if the Secretary and the person presiding at the meeting are the same person, the President or other person presiding at the meeting may appoint any person to act as secretary of the meeting. If the Treasurer of the Corporation is not also a director of the Corporation, the Treasurer may attend any meeting of the Board of Directors at the invitation of any director, but the Treasurer shall have no vote at any meeting he or she attends when he or she is not a director.

Section 3.11       Attendance by Telephone. Any one or more directors (or members of any committee of the Board of Directors) may participate in a meeting of the Board of Directors (or of such committee) by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation in a meeting by such means shall constitute presence in person at the meeting.

Section 3.12        Action Without a Meeting. Any action required or permitted to be taken by the Board of Directors (or any committee thereof) may be taken without a meeting if all the members of the Board of Directors (or of such committee) then in office consent in writing to the adoption of a resolution authorizing the action and the written consents thereto of the directors (or the members of the committee) are filed with the minutes of the proceedings of the Board of Directors (or such committee).

Section 3.13        Committees. The Board of Directors may establish from among its members standing and special committees, each consisting of one or more directors. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, except that no such committee shall have the power or authority in reference to the following: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by applicable law to be submitted to stockholders for approval or (ii) adopting, amending or repealing the By-Laws of the Corporation.

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The provisions of Sections 3.08 and 3.10 of these By-Laws, pertaining to notice of meetings of the Board of Directors and the conduct of meetings of the Board of Directors, shall apply also to meetings of committees of the Board of Directors, unless different notice procedures or rules of conduct shall be prescribed by the Board of Directors for such committees or any particular committee of the Board of Directors.

Minutes of all such committees shall be filed with the Secretary of the Corporation.

ARTICLE IV

OFFICERS

Section 4.01        Officers. The officers of the Corporation shall include a President, a Secretary and a Treasurer, and may also include one or more Vice Presidents (which may be further classified as "executive" or "senior" or by other descriptions, as determined by the Board of Directors), Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries, and such other officers, as the Board of Directors may from time to time elect. One person may hold two or more offices in the Corporation. Offices of the Corporation may but need not be held by persons who are also directors of the Corporation.

Each officer shall have such authority and perform such duties, in addition to those specified by these By-Laws, as may be prescribed by the Board of Directors from time to time.

Section 4.02        Appointment of Officers. The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 4.05, shall be appointed by the Board of Directors, subject to the rights, if any, of an officer under any contract of employment. The appointment of an officer shall not itself create any contract right.

Section 4.03        Removal and Resignation of Officers.

(a)       Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of a majority of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom the power of removal is conferred by the Board of Directors.

(b)       Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect on the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

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Section 4.04        Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

Section 4.05        Other Agents. The Board of Directors or the President may from time to time appoint such agents of the Corporation as the Board of Directors or the President shall deem necessary. Each of such agents shall hold office at the pleasure of the Board of Directors or, if such agent was appointed by the President, of the President, and shall have such authority and may perform such duties as the Board of Directors or, if appointed by the President, the President may from time to time determine. Each such agent shall receive such compensation, if any, as the Board of Directors or, if appointed by the President, the President may from time to time determine.

Section 4.06        President. The President shall be the chief executive officer of the Corporation. The President shall preside at all meetings of the stockholders and of the Board of Directors. Subject to the control of the Board of Directors, the President shall be responsible for the day-to-day management of the business and affairs of the Corporation. The President shall have the power to sign alone (unless the Board of Directors shall specifically require an additional signature) all contracts in the name and on behalf of the Corporation. The President also shall perform all duties and enjoy all other powers commonly incident to the office of President, subject, however, to the control of the Board of Directors.

Section 4.07        Vice Presidents. Each Vice President, if any, shall have such authority and perform such duties as shall be assigned to such Vice President from time to time by the Board of Directors. In the absence or disability of the President or the vacancy in the office of the President, the duties of the President shall be performed, and the President's powers may be exercised, by such Vice President as shall be designated by either the President or the Board of Directors; failing such designation, such duties shall be performed and such powers may be exercised by the Vice Presidents in the order of their first election to the office of Vice President of the Corporation; subject in any case to review and superseding action by the Board of Directors, but such superseding action shall not affect the validity of actions taken prior to the date of the superseding action.

Section 4.08        Secretary; Assistant Secretaries. The Secretary shall act as secretary of all meetings of the stockholders and of the Board of Directors and shall keep the minutes of all such meetings and of all meetings of all committees of the Board of Directors. The Secretary shall give notices of the meetings of the stockholders and of the Board of Directors as required by applicable law and by these By-Laws. The Secretary shall have custody of the corporate seal and affix and attest such seal to any instrument to be executed under seal of the Corporation. The Secretary also shall perform all duties and enjoy all other powers commonly incident to the office of Secretary, subject, however, to the control of the Board of Directors.

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In the absence or disability of the Secretary, any Assistant Secretary may act in the Secretary’s stead.

Section 4.09       Treasurer; Assistant Treasurers. The Treasurer shall have the care and custody of all funds and securities of the Corporation. The Treasurer shall keep or cause to be kept complete and accurate accounts of receipts and disbursements of the Corporation and of deposits or custody of all moneys and other valuable effects of the Corporation. Whenever required by the Board of Directors, the Treasurer shall render statements of the accounts and financial condition of the Corporation. The Treasurer upon request shall at all reasonable times exhibit his or her books and accounts to the President or any director of the Corporation. The Treasurer also shall perform all duties and enjoy all other powers commonly incident to the office of Treasurer, subject, however, to the control of the Board of Directors. The Treasurer shall, if required by the Board of Directors, give such security for the faithful performance of his or her duties as the Board of Directors may require.

In the absence or disability of the Treasurer, any Assistant Treasurer may act in the Treasurer’s stead.

ARTICLE V

CAPITAL STOCK

Section 5.01        Form of Certificates. Unless otherwise provided by resolution of the Board of Directors, the shares of the capital stock of the Corporation shall be uncertificated or, if determined to be represented by certificates, which shall be in such form as shall be prescribed by applicable law and approved by the Board of Directors. Such certificates shall be signed by the President or a Vice President and the Secretary or the Treasurer of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof.

Section 5.02        Transfer of Shares. Transfers of shares of the capital stock of the Corporation shall be registered on its records maintained for such purpose (i) upon surrender to the Corporation of a certificate or certificates representing the shares requested to be transferred, with proper endorsement on the certificate or certificates or on a separate accompanying document, together with such evidence of the payment of applicable transfer taxes and compliance with other provisions of law as the Corporation may require or (ii) if shares are not represented by certificates, upon compliance with such transfer procedures as may be approved by the Board of Directors or prescribed by applicable law

The Corporation shall be entitled to treat the holder of record of any share of the capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as expressly provided by law.

Section 5.03        Regulations. The Board of Directors shall have authority to make such rules and regulations as it may deem expedient concerning the issuance, transfer or registration of shares of the capital stock of the Corporation, including without limitation such rules and regulations (including, without limitation, requirements with respect to indemnifications) as the Board of Directors may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.

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ARTICLE VI

GENERAL PROVISIONS

Section 6.01        Corporate Seal. The Board of Directors may adopt a corporate seal, alter such seal at its pleasure, and authorize it to be used by causing it or a facsimile thereof to be affixed or impressed or reproduced in any manner.

Section 6.02        Fiscal Year. The fiscal year of the Corporation shall be such period as may be fixed by the Board of Directors. Until such time as the Board of Directors shall change it, the fiscal year of the Corporation shall end on December 31 of each year.

Section 6.03       Voting Securities Owned by the Corporation. Unless otherwise ordered by the Board of Directors, the President of the Corporation, or any other officer of the Corporation designated by the President of the Corporation or the Board of Directors, (a) shall have full power and authority on behalf of the Corporation to attend and to act and vote in person or by proxy at any meeting of the holders of stock of, other equity interests in or other securities of any corporation or other entity in which the Corporation shall own or hold stock, other equity interests or other securities, and at any such meeting shall possess and may exercise in person or by proxy any and all rights, powers and privileges incident to the ownership of such stock, other equity interests or other securities which the Corporation, as the owner or holder thereof, might have possessed and exercised if present and (b) may execute and deliver on behalf of the Corporation powers of attorney, proxies, waivers of notice, written consents and other instruments relating to any stocks, other equity interests or other securities owned or held by the Corporation. The Board of Directors may, from time to time, confer like powers upon any other person or persons. In the absence or disability of the President of the Corporation or the vacancy in the office of the President of the Corporation, if no such designation by either of the President of the Corporation and the Board of Directors is in effect and no conference of like powers by the Board of Directors is in effect, then, unless the Board of Directors shall have ordered otherwise, the powers and authority conferred upon the President of the Corporation by this Section may be exercised by the Vice Presidents of the Corporation in the order of their seniority (based on their respective first elections to the office of Vice President of the Corporation) or, in the absence or disability of all of the Vice Presidents of the Corporation or if there are no Vice Presidents of the Corporation in office, by the Secretary of the Corporation.

ARTICLE VII

INDEMNIFICATION

Section 7.01        Indemnification for Proceedings Other than by or in the Right of the Corporation. Subject to the other provisions of this Article VII and the Certificate of Incorporation, any person (and the spouses, heirs, executors, administrators and estate of such person) who was or is made a party or is threatened to be made a party to or is otherwise involved in any Proceeding (as defined in Section 7.19 of this Article VII), other than an action by or in the right of the Corporation, by reason of the fact that such person, or another person of whom such person is the legal representative, is or was serving in an Official Capacity (as defined in Section 7.19 of this Article VII) for the Corporation, or, while serving in an Official Capacity for the Corporation, is or was serving, at the request of, for the convenience of, or to represent the interests of, the Corporation, in an Official Capacity for another corporation, limited liability company, partnership, joint venture, trust, association, or other entity or enterprise, whether for profit or not-for profit, including any subsidiaries of the Corporation, and any employee benefit plans maintained or sponsored by the Corporation (an “Other Enterprise”), whether the basis of such Proceeding is an alleged action in an Official Capacity or in any other capacity while serving in an Official Capacity, or is an employee of the Corporation specifically designated by the Board as an indemnified employee (hereinafter, each of the foregoing persons, a “Covered Person”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as amended (the “DGCL”) (as the same exists or may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against any and all Expenses (as defined in Section 7.19 of this Article VII) actually and reasonably incurred or suffered by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful.

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Section 7.02        Indemnification for Proceedings by or in the right of the Corporation. Subject to the other provisions of this Article VII and the Certificate of Incorporation, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL (as the same exists now or as it may be hereinafter amended, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any Covered Person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, a Proceeding by or in the right of the Corporation against Expenses actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person, or another person of whom such person is the legal representative, shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such Expenses which the court shall deem proper.

Section 7.03        Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Article VII, to the extent that a Covered Person has been successful on the merits or otherwise in defense of any Proceeding described in Section 7.01 or Section 7.02 of this Article VII, or in defense of any claim, issue or matter therein, such person shall be indemnified against Expenses (as defined in Section 7.19 of this Article VII) actually and reasonably incurred by such person in connection therewith, notwithstanding an earlier determination by the Corporation (including by its directors, stockholders or any Independent Counsel (as defined in Section 7.19 of this Article VII) that the Covered Person is not entitled to indemnification under applicable law. For purposes of these By-Laws, the term “successful on the merits or otherwise” shall include, but not be limited to, (i) any termination, withdrawal, or dismissal (with or without prejudice) of any Proceeding against the Covered Person without any express finding of liability or guilt against the Covered Person, (ii) the expiration of one-hundred twenty (120) days after the making of any claim or threat of a Proceeding without the institution of the same and without any promise or payment made to induce a settlement, and (iii) the settlement of any Proceeding pursuant to which the Covered Person is required to pay less than $100,000.

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Section 7.04        Indemnification of Others. Subject to the other provisions of this Article VII, the Corporation shall have the power to indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. Subject to applicable law, the Board shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the Board determines.

Section 7.05        Right to Advancement. Expenses incurred by a Covered Person in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding. Such advances shall be paid by the Corporation within ten (10) business days after the receipt by the Corporation of a statement or statements from the Covered Person requesting such advance or advances from time to time together with a reasonable accounting of such Expenses; provided, however, that, if the DGCL so requires, the payment of such Expenses incurred by a Covered Person in his or her capacity as a director, officer, employee or representative in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking in writing, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such Covered Person is not entitled to be indemnified under this Article VII or otherwise. The Covered Person’s undertaking to repay the Corporation any amounts advanced for Expenses shall not be required to be secured and shall not bear interest.

(a)	Except as otherwise provided in the DGCL or this Section 7.05, the Corporation shall not impose on the Covered Person additional conditions to the advancement of Expenses or require from the Covered Person additional undertakings regarding repayment. Advancements of Expenses shall be made without regard to the Covered Person’s ability to repay the Expenses.

(b)	Advancements of Expenses pursuant to this Section 7.05 shall not require approval of the Board or the stockholders of the Corporation, or of any other person or body. The Secretary shall promptly advise the Board in writing of the request for advancement of Expenses, of the amount and other details of the request and of the undertaking to make repayment provided pursuant to this Section 7.05.

(c)	Advancements of Expenses to a Covered Person shall include any and all reasonable expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Corporation to support the advancements claimed.

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(d)	The right to advancement of Expenses shall not apply to (i) any Proceeding against a Covered Person brought by the Corporation and approved by resolution adopted by the affirmative vote of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the Board for adoption) which alleges willful misappropriation of corporate assets by such agent, wrongful disclosure of confidential information, or any other willful and deliberate breach in bad faith of such agent’s duty to the Corporation or its stockholders, or (ii) any claim for which indemnification is excluded pursuant to these By-Laws.

Section 7.06       Limitations on Indemnification. Except as otherwise required by the DGCL or the Certificate of Incorporation, notwithstanding anything in these By-Laws to the contrary, the Corporation shall not be obligated to indemnify any person pursuant to this Article VII in connection with any Proceeding (or any part of any Proceeding):

(a)	for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)	for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)	for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity- based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act, including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or the rules of any national securities exchange upon which the Corporation’s securities are listed, if such person is held liable therefor (including pursuant to any settlement arrangements);

(d)	for any reimbursement of the Corporation by such person of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act, if such person is held liable therefor (including pursuant to any settlement arrangements);

(e)	related to any potential or actual violations of Section 13(d) of the Exchange Act or the rules and regulations thereof;

(f)	initiated by such person against the Corporation or its directors, officers, employees, agents or other Covered Persons, unless (i) the Board, by resolution thereof adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise made under Section 7.05 of this Article VII, or (iv) otherwise required by applicable law; or

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(g)	if prohibited by applicable law.

Notwithstanding any other provision of this Article VII, no indemnification shall be provided hereunder to any such person if a final adjudication adverse to the director or officer of the Corporation, and from which there is no further right to appeal, establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, (ii) he or she received an Improper Personal Benefit (as defined below), or (iii) with respect to any criminal action or proceeding, including, but not limited to, any violations of the U.S. federal securities laws, he or she had reasonable cause to believe his or her conduct was unlawful. “Improper Personal Benefit” shall mean a person’s receipt of a personal gain in fact by reason of a person’s Official Capacity of a financial profit, monies or other advantage not also accruing to the benefit of the Corporation or to the stockholders generally and which is unrelated to his or her usual compensation by the Corporation for serving as a director or officer, including, but not limited to, (1) in exchange for the exercise of influence over the Corporation’s affairs, (2) as a result of the diversion of a corporate opportunity, or (3) pursuant to the use or communication of confidential or inside information relating to the Corporation or its business or affairs for the purpose of generating a profit from trading in the Corporation’s securities or providing a benefit to a third party, including, without the express consent of the Board, assisting a third party who is seeking to change the composition of the Board, management of the Corporation or the policies or strategic direction of the Corporation.

Section 7.07        Procedure for Indemnification; Determination.

(a)	To obtain indemnification under this Article VII, a Covered Person shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the Covered Person and is reasonably necessary to determine whether and to what extent the Covered Person is entitled to indemnification.

(b)	Upon written request by a Covered Person for indemnification, a determination (the “Determination”), if required by applicable law, with respect to the Covered Person’s entitlement thereto shall be made as follows: (i) by the Board by majority vote of a quorum consisting of Disinterested Directors (as defined in Section 7.19 of this Article VII), (ii) if such a quorum of Disinterested Directors cannot be obtained, by majority vote of a committee duly designated by the Board (all directors, whether or not Disinterested Directors, may participate in such designation) consisting solely of two or more Disinterested Directors, (iii) if such a committee cannot be designated, by any Independent Counsel (as defined in Section 7.19 of this Article VII) selected by the Board, as prescribed in clause (i) above or by the committee of the Board prescribed in clause (ii) above, in a written opinion to the Board, a copy of which shall be delivered to the Covered Person; or if a quorum of the Board cannot be obtained for clause (i) above and the committee cannot be designated under clause (ii) above, selected by a majority vote of the Board (in which directors who are parties may participate); or (iv) if such Independent Counsel determination cannot be obtained, by a majority vote of a quorum of stockholders consisting of stockholders who are not parties to such Proceeding, or if no such quorum is obtainable, by a majority vote of stockholders who are not parties to the Proceeding.

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(c)	If, in regard to any Expenses (i) the Covered Person shall be entitled to indemnification pursuant to Article VII, Section 7.03, (ii) no determination with respect to the Covered Person’s entitlement is legally required as a condition to indemnification of the Covered Person hereunder, or (iii) the Covered Person has been determined pursuant to Article VII, Section 7.07(b) to be entitled to indemnification hereunder, then payments of the Expenses shall be made as soon as practicable but in any event no later than thirty (30) calendar days after the later of (A) the date on which written demand is presented to the Corporation pursuant to Article VII, Section 7.07(a) or (B) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) of this Section 7.07(c) is satisfied.

(d)	If (i) the Corporation (including by its Disinterested Directors, Independent Counsel or stockholders) determines that the Covered Person is not entitled to be indemnified in whole or in part under applicable law, (y) any amount of Expenses is not paid in full by the Corporation according to Article VII, Section 7.07(c) after the Determination is made pursuant to Article VII, Section 7.07(b) that the Indemnitee is entitled to be indemnified, or (z) any amount of any requested advancement of Expenses is not paid in full by the Corporation according to Article VII, Section 7.05 above after a request and an undertaking pursuant to Article VII, Section 7.05 above have been received by the Corporation, in each case, the Covered Person shall have the right to commence litigation in any court of competent jurisdiction, either challenging any such Determination, which shall not be binding, or any aspect thereof (including the legal or factual bases therefor), seeking to recover the unpaid amount of Expenses and otherwise to enforce the Corporation’s obligations under these By-Laws and, if successful in whole or in part, the Covered Person shall be entitled to be paid also any and all Expenses incurred in connection with prosecuting such claim. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proof and the burden of persuasion, to establish by clear and convincing evidence, that the Covered Person is not entitled to either (i) the requested indemnification or, (ii) except where the required undertaking, if any, has not been tendered to the Corporation, the requested advancement of Expenses. If the Covered Person commences legal proceedings in a court of competent jurisdiction to secure a determination that the Covered Person should be indemnified under applicable law, any such judicial proceeding shall be conducted in all respects as a de novo trial, on the merits, the Covered Person shall continue to be entitled to receive Expense advancements, and the Covered Person shall not be required to reimburse the Corporation for any Expenses advanced, unless and until a final judicial determination is made (as to which all rights of appeal therefrom have been exhausted or lapsed) that the Covered Person is not entitled to be so indemnified under applicable law. Neither the failure of the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the Covered Person is proper in the circumstances because he or she has met the applicable standard of conduct set forth under the DGCL or other applicable law, nor an actual determination by the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) that the Covered Person has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Covered Person has not met the applicable standard of conduct.

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(e)	The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(f)	Notwithstanding anything contained herein to the contrary, if a Determination shall have been made pursuant to Article VII, Section 7.07(b) above that the Covered Person is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Article VII, Section 7.07(d) above.

(g)	The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Article VII, Section 7.07(d) above that the procedures and presumptions of these By-Laws are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of these By-Laws.

Section 7.08        Procedures for the Determination of Whether Standards have been Satisfied.

(a)	All costs incurred by the Corporation in making the Determination shall be borne solely by the Corporation, including, but not limited to, the costs of legal counsel, proxy solicitations and judicial determinations. The Corporation shall also be solely responsible for paying all costs incurred by it in defending any suits or Proceedings challenging payments by the Corporation to a Covered Person under these By-Laws.

(b)	The Corporation shall use its best efforts to make the Determination contemplated by this Article VII, Section 7.07(b) hereof as promptly as is reasonably practicable under the circumstances.

Section 7.09        Non-Exclusivity of Rights. The right to indemnification and the advancement of Expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article VII shall not be deemed exclusive of any other rights to which any Covered Person seeking indemnification or advancement of Expenses may be entitled to under any law (common law or statutory law), provision of the Certificate of Incorporation, bylaw, agreement, insurance policy, vote of stockholders or Disinterested Directors or otherwise, both as to action in such person’s Official Capacity and as to action in another capacity while holding such office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of the spouses, heirs, executors and administrators of such a person. The Corporation is specifically authorized to enter into an agreement with any of its directors, officers, employees or agents providing for indemnification and advancement of Expenses that may change, enhance, qualify or limit any right to indemnification or the advancement of Expenses provided by this Article VII, to the fullest extent not prohibited by the DGCL or other applicable law.

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Section 7.10        Continuation of Rights. The rights of indemnification and advancement of Expenses provided in this Article VII shall continue as to any person who has ceased to serve in an Official Capacity and shall inure to the benefit of his or her spouses, heirs, executors, administrators and estates.

Section 7.11        Contract Rights. Without the necessity of entering into an express contract with any Covered Person, the obligations of the Corporation to indemnify a Covered Person under this Article VII, including the duty to advance Expenses, shall be considered a contract right between the Corporation and such individual and shall be effective to the same extent and as if provided for in a contract between the Corporation and the Covered Person. Such contract right shall be deemed to vest at the commencement of such Covered Person’s service to or at the request of the Corporation, and no amendment, modification or repeal of this Article VII shall affect, to the detriment of the Covered Person and such Covered Person’s heirs, executors, administrators and estate, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

Section 7.12        Subrogation. In the event of payment of indemnification to a Covered Person, the Corporation shall be subrogated to the extent of such payment to any right of recovery such person may have and such person, as a condition of receiving indemnification from the Corporation, shall execute all documents and do all things that the Corporation may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Corporation effectively to enforce any such recovery.

Section 7.13        No Duplication of Payments. The Corporation shall not be liable under this Article VII to make any payment in connection with any claim made against a Covered Person to the extent such person has otherwise received payment (under any insurance policy, bylaw, agreement or otherwise) of the amounts otherwise payable as indemnity hereunder.

Section 7.14        Insurance and Funding.

(a)	The Corporation shall purchase and maintain insurance, at its expense, to protect itself and any person against any liability or expense asserted against or incurred by such person in connection with any Proceeding, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article VII or the DGCL or otherwise; provided that such insurance is available on acceptable terms, which determination shall be made by resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect the indemnification provided herein.

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(b)	Any full or partial payment by an insurance company under any insurance policy covering any Covered Person indemnified above made to or on behalf of a Covered Person under this Article VII shall relieve the Corporation of its liability for indemnification provided for under this Article VII or otherwise to the extent of such payment.

(c)	In the absence of fraud, (i) the decision of the Board as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 7.14 and the choice of the person to provide the insurance or other financial arrangement is conclusive, and (ii) the insurance or other financial arrangement does not subject any director approving it to personal liability for his or her action in approving the insurance or other financial arrangement; even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Section 7.15        Severability. If this Article VII or any word, clause, provision or other portion hereof or any award made hereunder shall for any reason be determined to be invalid on any ground by any court of competent jurisdiction, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect, and the Corporation shall nevertheless indemnify and hold harmless each Covered Person indemnified pursuant to this Article VII as to all Expenses with respect to any Proceeding to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 7.16        No Imputation. The knowledge and/or actions, or failure to act, of any officer, director, employee or representative of the Corporation, an Other Enterprise or any other person shall not be imputed to a Covered Person for purposes of determining the right to indemnification under this Article VII.

Section 7.17        Reliance. Persons who after the date of the adoption of this Article VII or any amendment thereto serve or continue to serve the Corporation in an Official Capacity or who, while serving in an Official Capacity, serve or continue to serve in an Official Capacity for an Other Enterprise, shall be conclusively presumed to have relied on the rights to indemnification and advancement of Expenses contained in this Article VII.

Section 7.18        Notices. Any notice, request or other communication required or permitted to be given to the Corporation under this Article VII shall be in writing and either delivered in person or sent by U.S. mail, overnight courier or by e-mail or other electronic transmission, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

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Section 7.19        Certain Definitions.

(a)	The term “Corporation” shall include, in addition to Project 8 MergerSub, Inc. and, in the event of a consolidation or merger involving the Corporation, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of an Other Enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(b)	The term “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the Covered Person.

(c)	The term “Expenses” shall be broadly construed and shall include all direct and indirect losses, liabilities, damages, expenses, including fees and expenses of attorneys, fees and expenses of accountants, court costs, transcript costs, fees and expenses of experts, witness fees and expenses, travel expenses, printing and binding costs, telephone charges, delivery service fees, the premium, security for, and other costs relating to any bond (including cost bonds, appraisal bonds, or their equivalents), judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes assessed on a person with respect to an employee benefit plan, and amounts paid or payable in connection with any judgment, award or settlement, including any interest, assessments, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any indemnification or expense advancement payments, and all other disbursements or expenses incurred in connection with (i) the investigation, preparation, prosecution, defense, mediation, arbitration, appeal or settlement of a Proceeding, (ii) serving as an actual or prospective witness, or preparing to be a witness in a Proceeding, or other participation in, or other preparation for, any Proceeding, or otherwise being asked to participate in or respond to any discovery related to a Proceeding, (iii) any compulsory interviews or depositions related to a Proceeding, (iv) any non-compulsory interviews or depositions related to a Proceeding, subject to the person receiving advance written approval by the Corporation to participate in such interviews or depositions, and (v) responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses shall also include any federal, state, local and foreign taxes imposed on such person as a result of the actual or deemed receipt of any payments under this Article VII.

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(d)	The term “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and neither currently is, nor in the five (5) years previous to its selection has been, retained to represent (i) the Corporation or the Covered Person in any matter material to either such party (other than with respect to matters concerning the Covered Person under this Article VII) or other indemnitees concerning similar indemnification arrangements or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the Covered Person in an action to determine the Covered Person’s rights under this Article VII.

(e)	The term “not opposed to the best interest of the Corporation,” when used in the context of a Covered Person’s service with respect to employee benefit plans maintained or sponsored by the Corporation, describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

(f)	The term “Official Capacity” shall mean (i) service as a director or officer of the Corporation or (ii) while serving as a director or officer of the Corporation, service, at the request of the Corporation, as an officer, director, manager, member, partner, tax matters partner, employee, agent, fiduciary, trustee or other representative of the Corporation or an Other Enterprise.

(g)	The term “Proceeding” shall be broadly construed and shall include any threatened, pending or completed action, suit, investigation (including any internal investigation), inquiry, hearing, mediation, arbitration, other alternative dispute mechanism or any other proceeding, whether civil, criminal, administrative, regulatory, arbitrative, legislative, investigative or otherwise and whether formal or informal, or any appeal of any kind therefrom, including an action initiated by a Covered Person to enforce a Covered Person’s rights to indemnification or advancement of Expenses under these By-Laws, and whether instituted by or in the right of the Corporation, a governmental agency, the Board, any authorized committee thereof, a class of its security holders or any other party, and whether made pursuant to federal, state or other law, or any inquiry, hearing or investigation (including any internal investigation), whether formal or informal, whether instituted by or in the right of the Corporation, a governmental agency, the Board, any committee thereof, a class of its security holders, or any other party that the Covered Person believes might lead to the institution of any such proceeding.

(h)	The term “serving at the request of the Corporation” shall include any service by an officer or director of the Corporation to the Corporation or an Other Enterprise, including any service as an officer, director, manager, member, partner, tax matters partner, employee, agent, fiduciary, trustee or other representative of the Corporation or an Other Enterprise, including service relating to an employee benefit plan and its participants or beneficiaries, at the request of, for the convenience of, or to represent the interests of, the Corporation or any subsidiary of the Corporation. For the purposes of these By-Laws, a director’s or officer’s service to the Corporation or an Other Enterprise shall be presumed to be “serving at the request of the Corporation,” unless it is conclusively determined to the contrary by a majority vote of the directors of the Corporation, excluding, if applicable, such director. With respect to such determination, it shall not be necessary for the Covered Person to show any actual or prior request by the Corporation or its Board for such service to the Corporation or such Other Enterprise.

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Section 7.20        Intent of Article. The Intent of this Article VII is to provide for indemnification to the fullest extent permitted by the applicable laws of the State of Delaware. To the extent that such applicable laws may be amended or supplemented from time to time, this Article VII shall be amended automatically and construed so as to permit indemnification to the fullest extent from time to time permitted by applicable law. Neither an amendment nor repeal of this Article VII, nor the adoption of any provision of these By-Laws inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment repeal or adoption of any inconsistent provision.

ARTICLE VIII

AMENDMENTS

These By-Laws and any amendments hereof may be amended or repealed in any respect, and new By-Laws may be adopted, either by the stockholders or by the Board of Directors.

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